UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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HSN, INC.

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April 4, 2016
Dear Fellow Shareholder:
On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2016 Annual Meeting of Shareholders of HSN, Inc., which will be held on Wednesday, May 18, 2016, at 10:00 a.m., Eastern Daylight Time, at the HSN, Inc. corporate headquarters located at 1 HSN Drive, St. Petersburg, Florida 33729. At the meeting, we will be electing our directors; ratifying the appointment of our auditors and transacting any other business that properly comes before the meeting.
We hope that you will attend the meeting. Whether or not you plan to attend the meeting, please take the time to vote your shares. Your vote is very important, regardless of the number of shares you own. The attached Notice of Annual Meeting provides instructions on how to vote online, by mail or by telephone. We encourage you to take advantage of voting on the internet because it is a convenient and less expensive way for us to tabulate your vote.
Thank you for your continued support of HSN, Inc.

Sincerely,

Mindy Grossman
Chief Executive Officer

HSN, INC.
1 HSN Drive
St. Petersburg, Florida 33729
NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS
Notice is hereby given that the Annual Meeting of Shareholders of HSN, Inc., a Delaware corporation, will be held on Wednesday, May 18, 2016 at 10:00 a.m., Eastern Daylight Time, at the Company’s corporate headquarters located at 1 HSN Drive, St. Petersburg, Florida 33729. At the Annual Meeting, shareholders will be asked to:

1.	Elect nine directors, each to hold office for a one-year term ending on the date of the next succeeding Annual Meeting of Shareholders;
2.	Ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2016; and
3.	Transact such other business as may properly come before the meeting or any related adjournments or postponements.
Our Board of Directors has set March 21, 2016 as the record date for the Annual Meeting. This means that only holders of record of our common stock at the close of business on that date are entitled to receive notice of the meeting and to vote their shares at the meeting or any related adjournments or postponements.
Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Shareholders. On or about April 4, 2016, we are mailing to many of our shareholders a notice of availability of the proxy materials over the internet, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the internet, as well as instructions on obtaining a paper copy of the materials. This process is more environmentally friendly and reduces our costs to print and distribute these materials. Shareholders who do not receive such a notice of availability and shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail.

By Order of the Board of Directors,

Gregory J. Henchel
Secretary
April 4, 2016
St. Petersburg, Florida

PROXY STATEMENT

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PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I being asked to review these materials?

A:
HSN, Inc., or HSNi or the Company, is providing these proxy materials to you in connection with the solicitation of proxies by HSNi’s Board of Directors for use at HSNi’s 2016 Annual Meeting of Shareholders, or the Annual Meeting. The Annual Meeting will take place at our corporate headquarters located at 1 HSN Drive, St. Petersburg, Florida 33729, on May 18, 2016. Shareholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	Why are our shareholders being asked to review materials online?

A:
We use the internet to furnish proxy materials to many of our shareholders, rather than mailing printed copies of those materials to each shareholder. Furnishing proxy materials by email saves HSNi the cost of printing and mailing documents to you and reduces the impact of HSNi’s Annual Meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How can I get electronic access to the proxy materials?

A:
On or about April 4, 2016, we mailed a Notice of Internet Availability of Proxy Materials, or Notice, to our shareholders (other than those who previously requested printed copies or electronic delivery of our proxy materials). If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the internet as well as how to instruct HSNi to send future proxy materials to you by email. If you received a Notice by mail but would rather receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

The proxy materials are also available on HSNi’s investor relations website at www.hsni.com.

Q:	What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our most highly paid executive officers and our directors, and certain other required information. Our 2015 Annual Report, which includes our audited consolidated financial statements for the year ended December 31, 2015, is also provided with the proxy statement.

Q:	What does it mean if I received more than one proxy or voting instruction form?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy you receive to ensure that all of your shares are voted.

Q:	What matters will HSNi shareholders vote on at the Annual Meeting?

A:	There are two proposals to be considered and voted on at the meeting. The proposals to be voted on are as follows:
Proposal 1—to elect nine directors, each to hold office for a one-year term ending on the date of the next succeeding Annual Meeting or until such director’s successor shall have been duly elected and qualified; and
Proposal 2—to ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the year ending December 31, 2016.
We will also consider other business as may properly come before the meeting and any related adjournments or postponements.
For a more detailed discussion of each of these proposals, please see the information included elsewhere in the proxy statement.

Q:	What are the Board’s voting recommendations?

A:	The Board of Directors recommends that you vote your shares as follows:
“FOR” each of the nine nominees to the Board of Directors (Proposal 1); and
“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm (Proposal 2).

Q:	Who is entitled to vote at the Annual Meeting?

A:
Each share of our common stock outstanding as of the close of business on March 21, 2016, the record date, is entitled to one vote at the Annual Meeting. As of the close of business on the record date, there were 52,283,118 shares of our common stock outstanding and entitled to vote.

Q:	What is the difference between a shareholder of record and a shareholder who holds stock in street name?

A:	If your shares are registered in your name, you are a shareholder of record with respect to those shares. As a shareholder of record, you have the right to vote those shares.
If your shares are held in the name of your broker, bank or other nominee, these shares are held in "street name". As the beneficial owner of these shares, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Please return your voting instruction card to your broker, bank, or other nominees. Since you are not the shareholder of record, you must request and receive a legal proxy from your broker, bank or other holder of record in order to vote these shares in person at the Annual Meeting.

Q:	How do proxies work?

A:
The Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for or withhold voting authority with respect to each director candidate. You also may vote for, against or abstain from voting on proposal 2. If you sign and return the enclosed proxy card, but do not specify how to vote, we will vote your shares in favor of our director candidates and in favor of management’s proposal 2.

Q:	If I hold my shares in street name through my broker, will my broker vote these shares for me? What is a broker non-vote?

A:
If you hold your shares in street name and you do not provide voting instructions, your broker will vote your shares only if the proposal is a “routine” management proposal on which your broker has discretion to vote. Your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.”

Under the rules of The NASDAQ Stock Market LLC (“NASDAQ”), your broker has discretionary voting authority to vote your shares on the ratification of Ernst & Young LLP. However, your broker does not have discretionary authority to vote on the election of directors, in which case a broker non-vote will occur and your shares will not be voted on this matter if you do not provide voting instructions.

Q:	What are the quorum requirements for the meeting?

A:
The presence of holders having a majority of the outstanding shares constitutes a quorum. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A:
In an uncontested election of directors, such as this election, directors are elected by a plurality of the votes cast at a meeting where a quorum is present. This means that the director candidates that receive the most votes will be elected to fill the available seats on our Board of Directors.

The proposal to ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote.

Q:	What do I need to do now to vote at the meeting?

A:	Shareholders of record may vote their shares in any of four ways:

•
Submit a Proxy by Internet: The website for internet proxy voting is on your proxy card. Internet proxy voting is available 24 hours a day and will close at 5:00 p.m., Eastern Daylight Time, on May 17, 2016;

•
Submit a Proxy by Telephone: Submit a proxy for your shares by telephone by using the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day and will close at 5:00 p.m., Eastern Daylight Time, on May 17, 2016;

•	Submit a Proxy by Mail: If you choose to submit your proxy by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided; or

•
Voting in Person: If you were registered as a shareholder on our books on March 21, 2016 or if you have a letter from your broker granting you a proxy and identifying you as a beneficial owner of our shares as of that date, you may vote in person by attending the Annual Meeting.

If you submit a proxy by telephone or via the internet you should not return your proxy card. Instructions on how to submit a proxy by telephone or via the internet are also located on the proxy card enclosed with this proxy statement. If you hold your shares through a bank or broker, follow the voting instructions you receive from your bank or broker. Even if you plan to attend the Annual Meeting, we encourage you to vote by proxy.

Q:	What happens if I abstain?

A:	Abstentions are counted as present at the meeting for purposes of determining whether there is a quorum but are not counted as votes cast.

Q:	Can I change my vote or revoke my proxy?

A:	If you are a shareholder of record, you may change your vote or revoke your proxy at any time before the vote at the meeting by:

•	delivering to Computershare Investor Services, or Computershare, a written notice, bearing a date later than the proxy, stating that you revoke the proxy;

•	submitting a later-dated proxy relating to the same shares by mail, telephone or the internet; or

•	attending the meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).
You should send any written notice or a new proxy card to HSN, Inc. c/o Computershare Investor Services, at P.O. Box 30170, College Station, TX 77842, or follow the instructions provided on your proxy card to submit a proxy by telephone or via the internet. You may request a new proxy card by calling Computershare, Shareholder Services at 1-800-522-6645 (toll-free).

Q:	Will anyone contact me regarding this vote?

A:
You may be contacted by a representative of Georgeson, Inc., as we have retained them to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from our shareholders. The fee for this firm’s services is estimated to be $5,000, plus reimbursement for reasonable out-of-pocket costs and expenses.

In addition to solicitation by mail, our directors, officers and employees may solicit proxies from shareholders by telephone, letter, facsimile or in person, but will not receive any additional compensation for these services. Following the original mailing of the proxy solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:	Who has paid for this proxy solicitation?

A:	All expenses incurred in connection with the solicitation of proxies, including the printing and mailing of this proxy statement will be borne by HSNi.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary general voting results at the meeting and publish final detailed voting results on a Form 8-K that we expect to file within four business days after the meeting.

Q:	May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?

A:
Eligible shareholders may submit proposals for consideration at future annual shareholder meetings. In order for a shareholder proposal to be considered for inclusion in the proxy materials for our 2017 Annual Meeting of shareholders, proposals must be received by our Corporate Secretary no later than 5:00 p.m., Eastern Time, on December 5, 2016 and must comply with the provisions of Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act.

Eligible shareholders who intend to present a proposal at the 2017 Annual Meeting of shareholders without inclusion of the proposal in the proxy materials must provide notice no earlier than January 19, 2017 and no later than 5:00 p.m., Eastern Time, February 18, 2017 and must comply with the provisions of our By-Laws. We advise you to review our By-Laws, which contain these and other requirements with respect to advance notice of shareholder proposals and director nominations, including certain information that must be included concerning the shareholder making the proposal, each nominee and the proposal itself. Our By-Laws were filed as an exhibit to our Form 8-K filed with the U.S. Securities and Exchange Commission, or SEC, on February 14, 2014. Our public filings can be viewed by visiting our investor relations website at http://www.hsni.com/. You may also obtain a copy, free of charge, by writing to our Corporate Secretary at our principal executive office at 1 HSN Drive, St. Petersburg, Florida 33729, Attention: Legal Department.

PROPOSAL 1—ELECTION OF DIRECTORS
Proposal and Required Vote
Proposal 1 is the election of nine nominees to the Board of Directors. In accordance with our By-Laws, the Board has fixed the number of directors constituting the entire Board of Directors at nine concurrent with the retirement of Mr. John B. (Jay) Morse, Jr. at the Company's 2016 Annual Meeting. The Governance and Nominating Committee, or Governance Committee, has evaluated individual board members, the committees and the Board of Directors as a whole. The evaluation sought to ascertain, among other things, whether the Board and its committees were functioning effectively and whether the directors had the necessary skills, background and experiences to meet the Company’s evolving needs. Based on this evaluation, the Governance Committee has recommended that the directors described below be nominated for election. If elected, each will hold office until the next succeeding Annual Meeting of shareholders or until such director’s successor has been duly elected and qualified. Information concerning all director nominees appears below.
Each of the nominees has consented to being named as a nominee and has indicated his or her intention to serve, if elected. If any nominee should decline re-election or become unable to serve for any reason, votes will be cast for a substitute nominee, if any, designated by the Board of Directors or, if none is so designated prior to the election, votes will be cast according to the judgment of the person or persons voting the proxy.
Our directors are elected by a plurality vote of the shares present in person or represented by proxy at the meeting and entitled to vote. In accordance with our Corporate Governance Guidelines, in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected) any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election shall promptly offer his or her resignation to the Board. The Governance Committee shall consider the resignation offer and make a recommendation to the Board. In deciding the action to be taken with respect to any such resignation offer, the independent members of the Board shall determine what is in the best interests of the Company and its shareholders. Following the Board’s decision, we will promptly disclose publicly such decision, together with a description of the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.
Valid proxies received pursuant to this solicitation will be voted in the manner specified. Where no specification is made, it is intended that the proxies received from shareholders will be voted FOR the election of the director nominees identified below.
The Board of Directors unanimously recommends that shareholders vote FOR the election of each of its nominees for director named below.
Information Regarding Director Nominees
The information provided below about each nominee is as of the date of this proxy statement. The information presented includes the names of each of the nominees, along with his or her age, all positions held with the Company, term of office as a director, principal occupations or employment for the past five years or more, involvement in certain legal proceedings, if applicable, and the names of all other publicly-held companies for which he or she currently serves as a director or has served as a director during the past five years. The information also includes a description of the specific experience, qualifications, attributes and skills of each nominee that led our Governance Committee to conclude that he or she should serve as a director of the Company for the ensuing term.
William Costello, 69, has served as a member of the Board of Directors since August 2008. Until his retirement in March 2007, Mr. Costello served in a number of executive positions with QVC, Inc. He joined QVC as its Chief Financial Officer in November 1989, became President of QVC International in July 2001 and Chief Operating Officer in May 2002. Prior to joining QVC, Mr. Costello served as Chief Financial Officer, then Chief Operating Officer and a member of the board of directors of Best Products, a catalog showroom retailer. Prior to joining Best Products, Mr. Costello was a partner at KPMG LLP. Mr. Costello was nominated as a director of HSNi by Liberty Interactive Corporation, our largest shareholder. See “Certain Relationships and Related Person Transactions—Relationship Between HSNi and Liberty.”
Mr. Costello’s executive positions with QVC have given him important insight into the area of electronic retailing and his experience with Best Products has given him valuable insight into the catalog business. Mr. Costello’s professional experiences as well as his financial acumen enable him to provide significant contributions to the Board of Directors, particularly in the areas of operations and finance. Mr. Costello’s professional experiences also enable him to qualify as an “audit committee financial expert” as defined by the SEC.
James M. Follo, 56, has served as a member of the Board of Directors since August 2008. Since January 2007, Mr. Follo has served as Senior Vice President and Chief Financial Officer of The New York Times Company, a diversified media company that includes newspapers and internet businesses. From July 1998 through March 2006, Mr. Follo served in various senior financial management positions at Martha Stewart Living Omnimedia, Inc., an integrated media and merchandising company, most recently as Chief Financial and Administrative Officer. Mr. Follo is a certified public accountant.
As the Chief Financial Officer of The New York Times, Mr. Follo’s responsibilities include all treasury, financial reporting, financial management, investor relations, taxes and internal audit oversight. Mr. Follo’s professional experiences enable him to qualify as an “audit committee financial expert” as defined by the SEC. Mr. Follo also has experience in such industries as print media, digital media, television, licensing and product design, catalog and e-commerce, all industries in which HSNi also operates. As a result of Mr. Follo’s extensive business and financial experience, he is able to provide valuable business, financial and risk management advice. Mr. Follo’s specific experiences and leadership skills make him a valuable asset to our Board.
Mindy Grossman, 58, has served as a member of our Board of Directors and Chief Executive Officer since August 2008. Commencing in April 2006 and through August 2008, Ms. Grossman served as Chief Executive Officer of IAC Retailing, which consisted of HSN, Cornerstone Brands and two other IAC e-commerce businesses. Ms. Grossman joined IAC from Nike, Inc., the largest seller of athletic footwear and apparel in the world, where she served as Vice President and head of the company’s global apparel business from October 2000 to March 2006. From October 1995 to October 2000, Ms. Grossman was President and CEO at Polo Jeans Company, then a licensee of Polo Ralph Lauren Corporation, and from October 1994 to October 1995, Vice President of New Business Development at Polo Ralph Lauren Corporation, a global leader in the design, marketing and distribution of premium lifestyle products. From September 1991 to October 1994, Ms. Grossman was President of the Chaps Ralph Lauren division of Warnaco’s Menswear and Executive Vice President of Warnaco Menswear division. From June 1987 to September 1991, Ms. Grossman was Vice President of Sales and Merchandising at Tommy Hilfiger, a global apparel and retail company. Ms. Grossman serves on the board of directors of Bloomin’ Brands, Inc., a holding company with a portfolio of restaurant concepts, as well as Vice Chairman of the National Retail Federation and Vice Chairman for the U.S. Fund for UNICEF, and serves as the Chairman of the board of directors of the NRF Foundation, the non-profit arm of the National Retail Federation.
Ms. Grossman is a 38-year veteran of the apparel and retail industries and is well-known for brand strategy and business development. She gained significant experience building businesses at Nike, Polo Jeans, Ralph Lauren and Tommy Hilfiger and, since becoming Chief Executive Officer, or CEO of HSNi in 2006, has used this experience to help transform and relaunch HSN and to develop and expand the brand and product portfolio. Ms. Grossman brings to the Board extensive leadership, business and management experience, including specific experience in brand development. Ms. Grossman’s service as a director and CEO establishes a critical link between the Board and the senior leaders at HSNi, enabling the Board to perform its oversight function with the benefit of management’s perspective on the business.
Stephanie Kugelman, 68, has served as a member of our Board of Directors since August 2008. Ms. Kugelman currently serves as a principal of A.S.O., A Second Opinion, a brand consultancy firm that she founded in 2007 and since January 2015 as Vice Chairman at Solera Capital, a private equity firm. Prior to that, for 36 years and until her retirement in 2007, Ms. Kugelman was employed by Young & Rubicam, a marketing and communications company specializing in advertising, public relations, direct marketing and brand identity consulting. During her tenure at Young & Rubicam, Ms. Kugelman served in increasingly senior roles, most recently as Vice Chairman and Chief Strategic Officer from June 2001 to March 2007 and as Chairman and Chief Executive Officer of Young & Rubicam’s New York office from May 1999 to May 2001. Ms. Kugelman continues to serve as a Vice Chairman Emeritus at Young & Rubicam. She is also a member of the board of directors of Whole Foods Market, Inc., the world’s largest retailer of natural and organic foods.
Ms. Kugelman has significant experience with research, strategy, branding and management through her many years with Young & Rubicam. Through her consulting firm, Ms. Kugelman also specializes in consulting on strategy and marketing. Ms. Kugelman brings significant insight on strategic matters such as brand development, management and marketing. Through her professional and personal experiences, Ms. Kugelman is able to identify with our core customers and provide tremendous insight into the buying trends of those core customers.
Arthur C. Martinez, 76, has served as the Chairman of the Board since August 2008. Mr. Martinez retired in 2000 as Chairman of the Board, President and Chief Executive Officer of Sears Roebuck and Co., positions he held since 1995. From 1992 to 1995, he was Chairman and Chief Executive Officer of the former Sears Merchandise Group, the fourth largest broadline retailer with approximately 3,900 retail stores. From 1990 to 1992, Mr. Martinez served as Vice Chairman and a director of Saks Fifth Avenue, a fashion retail organization. Mr. Martinez is Executive Chairman of Abercrombie & Fitch Co. Mr. Martinez also previously served on the board of directors of American International Group, Inc., Kate Spade and Company, International Flavors & Fragrances Inc. where he served as lead director, IAC/InterActiveCorp., or IAC and PepsiCo, Inc. In addition, Mr. Martinez serves as a Trustee of Greenwich Hospital, Northwestern University, Norton Museum of Art, the Chicago Symphony Orchestra and Maine Coast Heritage Trust.

Mr. Martinez’s significant experience working in the retail industry and advising and counseling members of senior management has made him a valuable resource to our executive officers. As a result of his significant professional experience in the retail environment, Mr. Martinez is very familiar with issues related to strategy, finance and operations faced by HSNi. Mr. Martinez’s service on the boards of several leading public companies enables him to provide critical corporate governance and compliance insights as well as ensure that our Board meetings are efficiently and effectively run.
Thomas J. McInerney, 51, has served as a member of the Board of Directors since August 2008. Mr. McInerney is currently a private investor. From January 2003 through March 2012, Mr. McInerney held positions of increasing responsibilities with IAC, a leading internet company. From January 2005 through March 2012, Mr. McInerney served as Executive Vice President and Chief Financial Officer of IAC and, from January 2003 through December 2005, Mr. McInerney served as Chief Executive Officer of the retailing division of IAC (which included HSN and Cornerstone). Beginning in May 1999 and through January 2003, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster and its predecessor company, Ticketmaster Online-Citysearch, Inc., a leading live entertainment ticketing and marketing company. Mr. McInerney also serves on the board of directors of Interval Leisure Group, Inc., Yahoo! Inc. and Match Group, Inc.
Mr. McInerney served as a senior executive officer of IAC for over eight years and he served as Chief Executive Officer of HSNi’s predecessor company for three years. As a result, Mr. McInerney has specific knowledge of our business model and operations. Mr. McInerney’s experience with technology companies enables him to provide valuable insight as we continue to expand our business model onto different platforms. The Board has been able to leverage Mr. McInerney’s significant knowledge of financial matters as well as specific knowledge of HSNi historical matters. Mr. McInerney’s experience with financial reporting, financial management and audit oversight enable him to qualify as an “audit committee financial expert” as defined by the SEC and makes him a valuable asset to our Audit Committee.
Matthew E. Rubel, 58, has served as a member of the Board of Directors since September 2013.  Mr. Rubel currently serves as President and Chief Executive Officer of Varsity Brands.  From 2015 to 2016, Mr. Rubel also served as a Senior Advisor with Roark Capital Croup, a leading middle marker private equity firm.  From 2011 to 2015, Mr. Rubel served as a Senior Advisor to TPG Capital.  Until 2011, Mr. Rubel was the Chairman, President and Chief Executive Officer of Collective Brands, a leading retailer and marketer of lifestyle, fashion and performance brands. Mr. Rubel joined Collective Brands in 2005 as Chief Executive Officer and President. Mr. Rubel’s extensive merchandising and retailing background includes serving as Chairman, President and CEO of Cole Haan from 1999 to 2005. Prior to that, Mr. Rubel served as Executive Vice President of J. Crew Group and CEO of Popular Club Plan. Mr. Rubel has led a number of other top brands, including as President and Chief Executive Officer of Pepe Jeans, USA, as well as managing Revlon Inc.’s prestige cosmetic brands as President of the Specialty Store Division. Mr. Rubel also served as Executive Vice President of Murjani International Ltd., where he was in charge of the Tommy Hilfiger businesses. Mr. Rubel is a member of the board of directors of SUPERVALU Inc. and serves as Chairman of its Leadership Development and Compensation Committee. Mr. Rubel is also a director and serves as Chairman of the Governance Committee for Hudson’s Bay Company. Mr. Rubel previously served as Chairman and a director at Collective Brands, Inc. As a White House appointee, Mr. Rubel serves on the United States Trade Representative (USTR) Advisory Committee for Trade Policy and Negotiations.
 Mr. Rubel’s significant retail, business and finance experience makes him a valuable addition to our Board. In addition, Mr. Rubel’s professional experiences also enable him to qualify as an “audit committee financial expert” as defined by the SEC.
Ann Sarnoff, 54, has served as a member of the Board of Directors since December 2012. Ms. Sarnoff currently serves as the President of BBC Worldwide North America, a media company that delivers high-quality, innovative and intelligent programming, and operates other businesses in North America including Television and Digital Program Sales, BBC.com, Home Entertainment, Licensing and Live Events. Ms. Sarnoff is responsible for the company’s North American businesses. From 2010 through July 2015, she served as Chief Operating Officer of BBC Worldwide North America. She also sits on the board, the operating committee and the editorial committee of BBC America, a joint venture with AMC Networks. From 2006 until joining the BBC in 2010, Ms. Sarnoff was President of Dow Jones Ventures and Senior Vice President of Strategy for Dow Jones & Company, Inc. Previously, Ms. Sarnoff served for two years as Chief Operating Officer of the Women’s National Basketball Association and spent ten years at Viacom Inc. where she ultimately became Chief Operating Officer for VH1 and Country Music Television. Ms. Sarnoff is currently vice president of The Women's Forum of New York, the vice-chair of the advisory board of the McDonough School of Business at Georgetown and on the board of the Harvard Business School Women’s Association of New York. Ms. Sarnoff earned a Bachelor of Science degree from Georgetown University and a Masters in Business Administration from Harvard Business School. For the past five years, she has been named one of the Most Powerful Women in Cable by CableFAX Magazine.

Ms. Sarnoff’s expertise in developing and growing businesses and brands, in addition to her proven success as a highly accomplished leader, make her a valuable addition to our Board. With over 20 years of extensive business experience in television, digital media and entertainment, Ms. Sarnoff is able to provide valuable insight to management and the Board.
Courtnee Chun Ulrich, 41, has served as a member of the Board of Directors since May 2013. Ms. Ulrich is Senior Vice President of Investor Relations for Liberty Interactive Corporation ("Liberty"), Liberty Media Corporation, Liberty Trip Advisor Holdings, Inc. and Liberty Broadband Corporation having joined Liberty in 2008. Prior to joining Liberty, Ms. Ulrich held executive level positions at Level 3 and New Global Telecom, or NGT, where she served as Chief Financial Officer. Prior to NGT, Ms. Ulrich received extensive transaction experience in mergers and acquisitions and the financial markets at FirstWorld Communications and at J.P. Morgan. Ms. Ulrich currently serves on the board of advisors of Alliance for Choice in Education and oversees the LibertyGives Foundation. Ms. Ulrich was nominated as a director of HSNi by Liberty Interactive Corporation. See “Certain Relationships and Related Person Transactions—Relationship Between HSNi and Liberty.”
Ms. Ulrich’s broad based experience in a number of industries including electronic retailing, technology, direct-to-consumer markets, telecommunications and media as well deep expertise in investor and public relations makes her an asset to the Board and management as we continue to focus on utilizing technology, social networks and mobility to redefine shopping.
Retiring Director
John B. (Jay) Morse, Jr., 69, has served as a member of the Board of Directors since December 2008. From November 1989 and until his retirement in December 2008, Mr. Morse served as Senior Vice President—Finance and Chief Financial Officer of The Washington Post Company (now known as Graham Holding Company), a diversified education and media company. He also served as President of Washington Post Telecommunications, Inc. and Washington Post Productions, Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers where he worked with publishing/media companies and multilateral lending institutions for more than 17 years. Mr. Morse is currently a member of the board of directors of Host Hotels & Resorts Inc. (formerly Host Marriott Corporation) and AES Corporation. Mr. Morse also served as a Trustee and President of the College Foundation of the University of Virginia and is a former member of the Financial Accounting Standards Advisory Council (FASAC), an advisory group to the Financial Accounting Standards Board.
Mr. Morse will retire at the Annual Meeting. During his term, he has brought substantial executive experience to our Board, specifically in the areas of finance, board oversight and investments. In his former positions, Mr. Morse was responsible for preparation of financial statements and SEC filings as well as treasury, tax, audit and risk management and has a deep understanding of accounting principles and financial reporting rules and regulations. Mr. Morse’s experiences enable him to qualify as an “audit committee financial expert.” He has significant financial knowledge as demonstrated by his work history, his current service on and as chair of the audit committees of Host Hotels & Resorts, Inc. and AES Corporation and his involvement with the FASAC. Mr. Morse’s experience with companies operating in different industries enables him to provide broad perspectives.
Assuming election of all nominees above, below is a list of persons who will constitute our Board of Directors following the Annual Meeting, including their committee assignments. Additional information regarding the roles and responsibilities of each of the different committees is provided in the section entitled “Corporate Governance.”

Name	Audit Committee	Compensation and Human Resources Committee	Executive Committee	Governance and Nominating Committee	Investment Committee
William Costello*	X	—	—	—	X
James M. Follo*	Chair	X	—	—	—
Mindy Grossman	—	—	X	—	—
Stephanie Kugelman*	—	X	—	—	—
Arthur C. Martinez*+	—	—	Chair	X	X
Thomas J. McInerney*	X	—	X	X	X
Matthew E. Rubel*	X	—	—	Chair	X
Ann Sarnoff*	—	Chair	—	X	—
Courtnee C. Ulrich	—	—	—	—	—

*	Independent Director
+	Chairman of the Board

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
CERTIFIED PUBLIC ACCOUNTING FIRM
Proposal and Required Vote
Proposal 2 is to ratify the appointment of our independent registered certified public accounting firm. Our Audit Committee has reappointed Ernst & Young LLP, or EY, as our independent registered certified public accounting firm for the fiscal year ending December 31, 2016. In determining whether to make the recommendation to reappoint EY, the Audit Committee took into consideration a number of factors, including, but not limited to:

•The quality of the Audit Committee’s ongoing discussions with EY;
•EY’s independence;
•Management’s perception of EY’s industry expertise and past performance;
•External data relating to audit quality and performance, including recent PCAOB reports on EY and its peer firms; and
•The appropriateness of fees charged.
EY has served as our independent registered certified public accounting firm since 2008. A representative of EY is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.
Our By-Laws do not require that the shareholders ratify the appointment of EY; however, we are submitting the appointment of EY to the shareholders for ratification as a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain EY. Even if the appointment is ratified, the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of HSNi and our shareholders.
The ratification of the appointment of EY as our independent registered certified public accounting firm for 2016 requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.
The Board of Directors unanimously recommends that the shareholders vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for 2016.
Fees Paid to Our Independent Registered Certified Public Accounting Firm
The following table describes the fees for all professional services rendered by EY for the audit of our financial statements for 2014 and 2015 and for other services rendered by EY:

	2014	2015
Audit Fees (1)	$1,655,000	$1,697,870
Audit Related Fees	—	—
Tax Fees (2)	110,650	274,656
All Other Fees	—	—
Total Fees	$1,765,650	$1,972,526

(1)
Audit Fees represent fees associated with the annual audit of our consolidated financial statements and the effectiveness of internal control over financial reporting. Audit Fees also represent fees associated with the review of our interim consolidated financial statements included in our periodic reports and other services related to SEC reporting.

(2)	Tax Fees represent fees for corporate and subsidiary tax consulting and analysis.
Audit and Non-Audit Services Pre-Approval Policy
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation of and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. The Audit Committee determines the scope of the independent auditor’s engagement and approves the fees and other compensation to be paid. On an annual basis, the Audit Committee reviews and discusses with the independent auditor all significant relationships the firm has with HSNi to determine the auditor’s independence.
The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services, in accordance with guidelines established by the Audit Committee, performed by our independent registered certified public accounting firm. Pre-approval is generally detailed as to the particular service or category of services and is subject to a specified budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chairman of the Audit Committee has been delegated the authority to pre-approve certain services between regularly scheduled meetings. During the pre-approval process, the Audit Committee, or its delegee, considers the impact of the types of services and the related fees on the independence of EY. The services and fees must be deemed compatible with the maintenance of the independence of the independent registered certified public accounting firm, including compliance with the SEC’s rules and regulations. Management reports quarterly to the Audit Committee on the services provided by the independent registered certified public accounting firm. All services performed by EY during fiscal years 2014 and 2015 were approved in accordance with this policy.

CORPORATE GOVERNANCE
Generally
Our Board of Directors is elected by the shareholders to oversee management in the conduct of HSNi’s business and to assure that the long-term interests of our shareholders are being served. The Board holds regularly scheduled meetings at least quarterly and as otherwise needed to consider corporate decisions requiring its attention and action. The Board has five standing committees: the Audit Committee, the Compensation and Human Resources Committee (also referred to as the Compensation Committee), the Governance and Nominating Committee (also referred to as the Governance Committee), the Investment Committee and the Executive Committee. With the exception of the Executive Committee, each of the committees operates under a written charter which may be found on our corporate website at www.hsni.com. The principal responsibilities of these committees are described below under “The Board of Directors and Committees.”
Code of Ethics and Corporate Governance Guidelines
The Board of Directors adopted a Code of Business Conduct and Ethics which is applicable to all employees of HSNi, including our named executive officers, or NEOs, and directors. The code reflects our commitment to the conduct of our business affairs in accordance with not only the requirements of the law but also standards for ethical conduct that will maintain and foster our reputation for honest and straightforward business dealings.
The Board also adopted Corporate Governance Guidelines to provide a flexible framework for the effective functioning of the Board of Directors. HSNi’s corporate governance practices are designed to align the interests of the Board and management with those of HSNi’s shareholders and to promote honesty and integrity throughout the Company. The guidelines address, among other things, the composition and functions of the Board of Directors, qualifications of Board and committee members, stock ownership guidelines for our directors and NEOs and the process for the selection of new directors.
HSNi is committed to good corporate governance, starting with the Board and extending to management and all employees. As a result, these documents are reviewed annually and amended as necessary or appropriate in response to changing regulatory requirements and evolving best practices.
These documents, as well as other documents relating to corporate governance at HSNi, are available in the corporate governance section of our website at www.hsni.com. You may also obtain copies of these materials, free of charge, by sending a written request to HSN, Inc., Legal Department, 1 HSN Drive, St. Petersburg, FL 33729, Attn: Corporate Secretary.
Director Qualifications
The Board seeks members from diverse personal and professional backgrounds who combine a broad spectrum of experience and expertise to facilitate Board deliberations that reflect a broad range of perspectives. While the Company’s Corporate Governance Guidelines do not prescribe specific diversity standards, as a matter of practice, we broadly construe diversity to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity, as well as other differentiating characteristics. At a minimum, directors should also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors should also possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of shareholders. The directors we seek must exhibit a commitment of both time and active attention to fulfill their fiduciary obligations. We also expect our directors to stay informed about issues that are relevant to the Company.
The Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board for Board membership. The Governance Committee believes that each of our directors has the qualities and skills necessary to effectively serve the Board of Directors. In addition, each of our directors has certain specific experience, qualities, attributes and/or skills that make him or her uniquely qualified to serve as a director of HSNi.
Director Nominations Process
Directors may be nominated by the Board of Directors or by shareholders in accordance with our By-Laws. In order to fulfill its responsibility to recruit and recommend to the full Board nominees for election as directors, the Governance Committee annually reviews the size and composition of the Board and its committees. In accordance with our Corporate Governance Guidelines, with respect to each nominee, the committee considers director qualifications (as described above), director independence, other directorships or significant activities, service on other boards and the results of the annual evaluations of the Board and its members.
The Governance Committee will, when appropriate, actively seek individuals qualified to become Board members, and solicit input on director candidates from a variety of sources, including current directors. As a matter of course, the Governance

Committee will evaluate a candidate’s qualifications and review all proposed nominees, including those proposed by shareholders. The Governance Committee may also retain a third party to assist in the nomination process.
Eligible shareholders may nominate a candidate for election to the Board by complying with the nomination procedures in our By-Laws. For an election to be held at an Annual Meeting of Shareholders, nomination by a shareholder must be made by written notice delivered to the Corporate Secretary not less than 45 days nor more than 75 days prior to the anniversary of the date on which we first mailed the proxy materials for our last Annual Meeting. An eligible shareholder’s notice to the Corporate Secretary must be in writing and be delivered to HSN, Inc., Legal Department, 1 HSN Drive, St. Petersburg, Florida 33729, Attn: Corporate Secretary, and must include:

•	the name and address of the shareholder as they appear on our books;

•	the class, series, and number of securities that are owned by the shareholder;

•	any proxy, contract, arrangement, understanding or relationship pursuant to which such shareholder has the right to vote any shares;

•	the name, age and business address of each nominee proposed in the notice;

•	such other information concerning each nominee as must be disclosed with respect to director nominees in proxy solicitations under the proxy rules of the SEC; and

•	the written consent of each nominee to serve as a director, if so elected.
The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. A shareholder’s compliance with these procedures will not require HSNi to include information regarding a proposed nominee in HSNi’s proxy solicitation materials.
Pursuant to an agreement with Liberty Interactive Corporation (formerly known as Liberty Media Corporation, or “Liberty”), our largest shareholder, so long as Liberty beneficially owns securities representing at least 20% of the total voting power of HSNi’s equity securities, Liberty has the right to nominate up to 20% of the directors serving on the Board of Directors (rounded up to the nearest whole number). Any individual nominated by Liberty must be reasonably acceptable to a majority of the directors on HSNi’s Board who were not nominated by Liberty. All but one of Liberty’s nominees serving on the Board of Directors must qualify as “independent” under applicable stock exchange rules. See “Certain Relationships and Related Person Transactions—Relationship Between HSNi and Liberty.”
Director Independence
It is the Board’s policy that a majority of the members of the Board shall be directors who are independent. Under applicable listing standards, the Board must determine the independence of its directors in light of their relationships with HSNi and applicable listing standards. To determine independence, the Board uses the NASDAQ rules and reviews information obtained from director questionnaires, our records and publicly available information. Following these determinations, management monitors transactions, relationships and arrangements that the Board considered, as well as any new relationships, for developments that could affect the Board's determinations.
The Board, upon the recommendation of the Governance Committee, has determined that each of Messrs. Costello, Follo, Martinez, McInerney, Morse, Rubel and Mmes. Kugelman and Sarnoff are independent. This independence determination is analyzed annually in both fact and appearance to promote arms-length oversight.
Board Leadership Structure
Our Corporate Governance Guidelines do not require that we separate the roles of Chairman of the Board, or Chairman, and Chief Executive Officer, or CEO; however, we do currently separate these roles. The CEO is responsible for setting the strategic direction of HSNi and for the day-to-day operations of the Company. The Chairman is the Board’s principal liaison with management, with particular focus on corporate governance matters. Our Chairman maintains an effective working relationship with the CEO and senior management, provides ongoing guidance as to the Board’s needs, interests and opinions and sets the agenda for Board meetings and presides over such meetings. We believe the current structure provides strong leadership for our Board, while also positioning the CEO as the leader of the Company for our investors, employees and other stakeholders.
Shareholder Communications with the Board of Directors
Shareholders who wish to communicate with the Board of Directors or a particular director may send such communication to HSN, Inc., Legal Department, 1 HSN Drive, St. Petersburg, Florida 33729, Attention: Corporate Secretary.

The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder, provide evidence of the sender’s stock ownership, and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified director(s). The Corporate Secretary will also direct inquiries most properly addressed by other departments, such as customer service or accounts payable, to those departments to ensure that the inquiries are responded to in a timely manner. Any inquiry that presents a matter relevant to accounting, audit, internal controls, or similar issues that is not addressed to a specific Director, will be forwarded to the Chairman of the Audit Committee.
The Board of Directors and Committees
The Board
HSNi’s business is conducted by its employees, under the direction of the CEO and with oversight by the Board of Directors. Board members are elected by the shareholders to oversee management and to assure that the interests of the shareholders are being served. Both the Board and management recognize that the interests of the shareholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties including employees, customers, vendors, suppliers, government officials and the public at large. The Board believes the primary responsibilities of directors are to exercise their business judgment in good faith and to act in a manner they reasonably believe to be in the best interests of the Company and its shareholders. Directors must fulfill their responsibilities consistent with their fiduciary duties to shareholders and in compliance with all applicable rules and regulations.
In 2015, the Board met five times. Each member of the Board of Directors attended at least 75% of the meetings of the Board and the Board committees on which the director served. HSNi has no policy with respect to director attendance at Annual Meetings; however, Board members have historically attended the Annual Meetings of Shareholders in person. Last year, nine directors attended the Annual Meeting of Shareholders.

Audit Committee
The Audit Committee oversees our accounting and financial reporting processes and the audits of our consolidated financial statements and internal control over financial reporting. The committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the effectiveness of our internal control over financial reporting, (3) the qualifications and independence of our independent registered certified public accounting firm, (4) the performance of our internal audit function and independent registered certified public accounting firm, and (5) our compliance with legal and regulatory requirements. The committee is also directly responsible for the appointment, compensation, retention and oversight of the independent registered certified public accounting firm.
The Audit Committee is responsible for oversight over the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Audit Committee reviews all related party transactions in accordance with the Company’s formal written policy. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by Company employees of concerns regarding accounting and auditing matters.
The Audit Committee must consist of no fewer than three members, all of whom must be independent in accordance with applicable listing standards and at least one member must be a “financial expert” as defined under SEC rules. In 2015, the Audit Committee consisted of Messrs. Costello, Follo, McInerney, Morse and Rubel, with Mr. Morse serving as Chairman of the committee. Each of the Audit Committee members is considered “independent” as defined in the NASDAQ rules and SEC rules and regulations applicable to audit committees. The Board of Directors determined that Messrs. Costello, Follo, McInerney, Morse and Rubel are all “audit committee financial experts,” as such term is defined in applicable SEC rules. In 2015, the Audit Committee met seven times.
Compensation and Human Resources Committee
The Compensation and Human Resources Committee, or the Compensation Committee, exercises the powers of the Board of Directors pertaining to compensation and benefits, including incentive/bonus plans, stock compensation plans, retirement programs, insurance plans and salary matters relating to the compensation of the CEO and other executive officers. The Compensation Committee is responsible for periodically reviewing our incentive compensation arrangements to confirm that the design of incentive pay does not encourage unnecessary risk taking. The committee also reviews the Compensation Discussion and Analysis contained in our proxy statement and prepares a report for inclusion in our proxy statement.

The Compensation Committee must consist of no fewer than two members, all of whom must be independent in accordance with applicable listing standards. All members must qualify as “outside” directors within the meaning of Section 162(m) of the IRS Code and as “non-employee” directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, or the Exchange Act. In 2015, the Compensation Committee consisted of Mmes. Kugelman and Sarnoff and Messrs. Follo and Morse, with Mr. Follo serving as Chairman of the committee. Each of the Compensation Committee members is considered “independent” as defined in the NASDAQ rules and qualifies as an “outside” director within the meaning of Section 162(m) of the IRS Code and a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. In 2015, the Compensation Committee met six times.
Governance and Nominating Committee
The Governance and Nominating Committee, or the Governance Committee, oversees the identification and evaluation of director candidates, consistent with the criteria approved by the Board, and makes recommendations to the Board with respect to director nominees and the membership of the Board committees.
The Governance Committee also reviews and recommends to the Board compensation and benefits for non-employee directors. The committee annually evaluates our Corporate Governance Guidelines and Code of Business Conduct and Ethics. The committee also reviews and assesses the channels through which the Board receives information and the quality and timeliness of that information.
Although the NASDAQ rules do not require that listed companies have a nominating/governance committee, they do require that all director nominees be selected or recommended for the board of directors’ selection either by a majority of independent directors or by a nominating committee composed solely of independent directors. As a result, our Governance Committee is comprised solely of independent directors. In 2015, the Governance Committee consisted of Messrs. Martinez, McInerney and Rubel (effective June 2015) and Ms. Sarnoff, with Mr. Martinez serving as Chairman of the committee. Each of the Governance Committee members is considered “independent” as defined in the NASDAQ rules. In 2015, the Governance Committee met three times.
Investment Committee
The Investment Committee’s purpose is to assist the Board in evaluating (1) strategic opportunities and alternatives available to the Company in order to create shareholder value, including potential mergers, acquisitions, investments, divestitures and other strategic investments or commitments and (2) various capital structure strategies and alternatives outside the ordinary course of the Company’s business.

The Investment Committee is to be comprised of no more than four members of the Board, each of whom shall satisfy the independence requirements of NASDAQ Rules. The Board may designate a Chairman of the Committee (the “Chairman”). In the absence of such designation, the Committee may designate the Chairman by majority vote of the Committee. During 2015, the Committee consisted of Messrs. Costello, Martinez, McInerney and Rubel. In 2015, the Investment Committee did not meet.
Executive Committee
The Executive Committee has all power and authority of our Board of Directors, except those powers specifically reserved to our Board of Directors by Delaware law or our organizational documents. The Executive Committee serves primarily as a means for addressing issues that may arise and require Board approval between regularly scheduled Board meetings.
In 2015, the Executive Committee consisted of Ms. Grossman and Messrs. Martinez and McInerney. During 2015, the committee did not meet.
Other Committees
In addition to its standing committees, the Board of Directors may from time to time establish other committees consisting of one or more of its directors.
The Board’s Role in Risk Oversight
The Board of Directors is actively involved in the oversight of risks that could affect HSNi. This oversight is conducted in several different ways. The Board has allocated some areas of focus to its committees and has retained some areas of focus for itself. The Board has primary responsibility for overall enterprise risk management as well as oversight of the Company’s strategic, operational, legal and regulatory and reputational risks. Key enterprise risks are identified by management. Board meetings regularly include discussions, led by the Chief Executive Officer and Chief Operating and Financial Officer, that describe the most significant issues, including risks, affecting HSNi. In addition, management’s plans to mitigate, manage and monitor these risks are periodically presented to the Board, as are regular reports on the status of these efforts.
Our Audit Committee has primary responsibility for HSNi’s major financial risks and the steps management has taken to monitor and control such risks. The Compensation Committee is responsible for risks related to compensation matters and for periodically reviewing incentive compensation arrangements to confirm that the design of such pay does not encourage unnecessary or excessive risk taking. The Governance Committee reviews risks related to legal and regulatory compliance as they relate to corporate governance structure and processes.
Ultimately, though, management is responsible for the day-to-day risk management process, including identification of key risks and implementation of policies and procedures to manage, mitigate and monitor risks.

Review and Approval of Related-Person Transactions
Under the Audit Committee’s charter, and consistent with NASDAQ rules, any material potential or actual conflict of interest or transaction between HSNi (or any of its subsidiaries) and any “related person” of HSNi must be reviewed and approved or ratified by the Audit Committee. SEC rules define a “related person” of HSNi as any HSNi director (or nominee), executive officer, 5%-or-greater shareholder or immediate family member of any of these persons.
In 2008, our Board adopted a written Policy for the Review and Approval of Related-Person Transactions. The policy provides that any “related person” as defined above must notify the chair of the Audit Committee before becoming a party to, or engaging in, a potential related-person transaction that may require disclosure in our proxy statement under SEC rules, or if prior approval is not practicable, as soon as possible after engaging in the transaction. Based on current SEC rules, transactions covered by the policy include any individual or series of related transactions, arrangements or relationships (including but not limited to indebtedness or guarantees of indebtedness), whether actual or proposed in which:

•	HSNi (or any of its subsidiaries) was or is to be a participant;

•	the amount involved exceeds $120,000; and

•
the related person has or will have a direct or indirect material interest. Whether the related person has a material direct or indirect interest depends on the significance to investors of knowing the information in light of all the circumstances of a particular case. The importance to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved in the transaction are among the factors to be considered in determining the significance of the information to investors.

The Audit Committee chair has the discretion to determine whether a transaction is or may be covered by the policy. If the chair determines that the transaction is covered by the policy, then the full Audit Committee must review and approve it. The Audit Committee’s decision is final and binding. Additionally, the Audit Committee chair has discretion to approve, disapprove or seek full Audit Committee review of any other transaction involving a related person (i.e., a transaction not otherwise required to be disclosed in the proxy statement).
In considering potential related-person transactions, the Audit Committee looks not only to SEC and NASDAQ rules, including the impact of a transaction on the independence of any director, but also to the consistency of the transaction with the best interests of HSNi and our shareholders. As the policy describes in more detail, the factors underlying these considerations include:

•	whether the transaction is likely to have any significant negative effect on HSNi, the related person or any HSNi partner;

•	whether the transaction can be effectively managed by HSNi despite the related person’s interest in it;

•	the purpose, and the potential benefits to HSNi, of the transaction;

•	whether the transaction would be in the ordinary course of our business; and

•	the availability of alternative products or services on comparable or more favorable terms.
Succession Planning
The Board recognizes the importance of effective executive leadership to HSNi’s success and views succession planning, for the CEO as well as certain other key executive officers, as one of its primary responsibilities. Pursuant to our Corporate Governance Guidelines, the full Board has primary responsibility for developing succession plans for the CEO and key executive officers.

We regularly review succession plans for our senior leadership positions. These succession plans are reviewed and approved by our CEO and details on these succession plans, including potential successors for members of our executive team (including the CEO), are discussed with the Board. In addition, the Board periodically reviews and updates our CEO succession plan, which includes formal criteria for the CEO position used to evaluate potential successors, and addresses the possibility of an emergency situation. In conducting this review, the Board considers, among other factors, organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations. The review is conducted in consultation with our Chief Human Resources Officer.
Director Compensation
General
The Governance Committee has primary responsibility for establishing director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of our stock to further align directors’ interests with those of our shareholders. When considering non-employee director compensation arrangements, the Governance Committee considers information provided by management and outside consultants regarding various types and amounts of non-employee director compensation arrangements and practices of selected peer companies. As part of its review of director compensation for 2015, the Committee engaged Frederic W. Cook & Co, Inc., or FWC to review the design and competitiveness of non-employee director compensation.  FWC noted from a design perspective that the Company’s program is sound and aligns with market and “best” practices.

In order to align the interests of our directors with those of our shareholders, a significant portion of the director fees are paid in the form of equity. Each non-employee director (other than Mr. Martinez who received $350,000 in equity) received an equity award, with a dollar value of $100,000 upon his or her initial election to the Board of Directors.

For 2015, non-employee directors (other than the Chairman of the Board) received an equity retainer of $110,000 at our Annual Meeting of Shareholders. The equity retainer was paid in deferred stock units, or DSUs, or restricted stock units, or RSUs, at the directors’ election. The DSUs are payable in actual HSNi shares six months following termination of Board service. The RSUs vest one year after grant and are paid in actual HSNi shares after vesting. In addition, each non-employee member of our Board received an annual cash retainer in the amount of $65,000, which is payable quarterly. Each member of the Audit Committee and Compensation Committee (including their respective chairs) received an additional annual cash retainer in the amount of $15,000. Each member of the Governance Committee received an additional annual cash retainer in the amount of $10,000. No additional compensation was paid for service on the Executive Committee or the Investment Committee. The chair of each of the Audit Committee and Compensation Committee received an additional cash retainer in the amount of $20,000 and the chair of the Governance Committee will receive an additional cash retainer in the amount of $15,000.

HSNi does not compensate employees for service on the Board.

Mr. Martinez serves as Chairman of the Board. For his services as Chairman, Mr. Martinez is paid an annual cash retainer of $250,000 and an annual equity grant with a dollar value of $250,000. Mr. Martinez does not receive any additional compensation for his committee service.

Deferred Compensation Plan for Non-Employee Directors
Under our Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their Board and committee cash compensation. Eligible directors who defer all or any portion of these fees can elect to have such fees applied to the purchase of share units, representing the number of shares of our common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on the common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to serve as such, he or she will receive (i) with respect to share units, such number of shares of our common stock as the share units represent and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments will be made in either one lump sum or in up to five annual installments, as previously elected by the eligible director at the time of the related deferral election.
2015 Director Compensation
The following table sets forth information for the fiscal year ended December 31, 2015 regarding compensation of our non-employees directors:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2) (3)	Total
William Costello	$80,000	$110,000	$190,000
James M. Follo	115,000	110,000	225,000
Stephanie Kugelman	80,000	110,000	190,000
Arthur C. Martinez	250,000	250,000	500,000
Thomas J. McInerney	90,000	110,000	200,000
John B. (Jay) Morse, Jr.	115,000	110,000	225,000
Matthew E. Rubel (4)	85,440	110,000	195,440
Ann Sarnoff	90,000	110,000	200,000
Courtnee C. Ulrich	65,000	110,000	175,000

(1)	Includes fees with respect to which directors elected to defer into our Deferred Compensation Plan for Non-Employee Directors.

(2)
These amounts reflect the aggregate grant date fair value of the DSUs or RSUs granted to the directors in 2015 computed in accordance with accounting guidance related to stock compensation and do not necessarily reflect the actual value that may be realized. Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed on February 24, 2016.

(3)	For the year ended December 31, 2015, the non-employee directors described below were granted the aggregate number of DSUs or RSUs:

Name	DSUs or RSUs Earned as Director Compensation (a)
William Costello	1,625
James M. Follo	1,625
Stephanie Kugelman	1,625
Arthur C. Martinez	3,691
Thomas J. McInerney	1,625
John B. (Jay) Morse, Jr.	1,625
Matthew E. Rubel	1,625
Ann Sarnoff	1,625
Courtnee C. Ulrich	1,625

(a)
Includes the impact of dividends credited on the DSUs or RSUs through December 31, 2015 which were credited to the directors’ accounts as additional DSUs or RSUs, which are subject to the same vesting restrictions as the underlying securities.

(4)	Matt E. Rubel was appointed to the Governance and Nominating Committee on June 15, 2015.

Report of the Audit Committee

Management is responsible for our internal controls and financial reporting process. Management is also responsible for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles and applicable rules and regulations. Ernst & Young LLP, or EY, HSNi’s independent registered certified public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB, and an independent audit of our internal control over financial reporting and issuing reports thereon.

The Audit Committee serves as the representative of the Board of Directors and is responsible for general oversight of HSNi’s financial accounting and reporting, systems of internal control over financial reporting and audit processes. In that regard, the Audit Committee assists the Board in monitoring (1) the integrity of our financial statements; (2) the effectiveness of HSNi’s internal control over financial reporting, (3) the qualifications and independence of HSNi’s independent registered certified public accounting firm, (4) the performance of HSNi’s internal audit department and independent registered certified public accounting firm; and (5) compliance by HSNi with legal and regulatory requirements. The Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered certified public accounting firm.
In this context, the Audit Committee met seven times in 2015 and one time in 2016 to date and has:

•
reappointed EY (subject to ratification by shareholders), discussed with EY the overall scope and plans for the independent audit and pre- approved all audit and non-audit services to be performed by EY;

•
reviewed and discussed with management and EY the audited consolidated financial statements of HSNi for the fiscal year ended December 31, 2015 as well as HSNi’s quarterly financial statements and interim financial information contained in each quarterly earnings announcement prior to public release;

•
discussed with EY the matters required to be discussed in accordance with the PCAOB’s Auditing Standard No. 16, Communications with Audit Committees, and received all written disclosures, including the letter from EY required pursuant to Rule 3526 of the PCOAB “Communication with Audit Committees Concerning Independence;”

•
discussed with EY its independence from HSNi and HSNi’s management as well as considered whether the non-audit services provided by EY could impair its independence and concluded that such services would not;

•
reviewed and discussed with management and EY HSNi’s compliance with the requirements of the Sarbanes-Oxley Act of 2002 with respect to internal control over financial reporting, together with the results of management’s assessment of the effectiveness of HSNi’s internal control over financial reporting and EY’s audit of internal control over financial reporting; and

•
regularly met separately with EY, with and without management present, to discuss the results of their examinations, including the integrity, adequacy, and effectiveness of the accounting and financial reporting process and controls, and the overall quality of our financial reporting.

In addition, among other things, the Audit Committee (1) reviewed all related party transactions in accordance with HSNi’s formal written policy; (2) reviewed compliance with the procedures established by HSNi for the receipt, retention and treatment of complaints received by HSNi regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by Company employees of concerns regarding accounting and auditing matters; (3) regularly discussed HSNi’s legal and regulatory environment, including specific legal and regulatory challenges; and (4) discussed with management HSNi’s major financial risks and the steps management has taken and will take to monitor and control such exposures.

EY has served as the Company’s independent registered certified public accounting firm since its spin-off in 2008. In determining whether to make the recommendation to reappoint EY, the Committee took into consideration a number of factors, including, but not limited to:

•	The quality of the Audit Committee’s ongoing discussions with EY;

•	EY’s independence;

•	Management’s perception of EY’s industry expertise and past performance;

•	External data relating to audit quality and performance, including recent PCAOB reports on EY and its peer firms; and

•	The appropriateness of fees charged.

Based on its review and the meetings, discussions and reports described above, and subject to the limitations of its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for HSN, Inc. for the fiscal year ended December 31, 2015 be included in our Annual Report on Form 10-K for the year ended December 31, 2015 to be filed with the SEC. The Annual Report on Form 10-K was filed with the SEC on February 24, 2016.

Members of the Audit Committee
John B. Morse, Jr. (Chairman)
William Costello
James M. Follo
Thomas J. McInerney
Matthew E. Rubel

Compensation Committee Interlocks Insider Participation
None of the members of the Compensation Committee is, or was during the last completed fiscal year, an employee or officer of HSNi or a former employee of HSNi, nor did any of them have any relationship requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. In addition, during the last completed fiscal year, none of our executive officers have served as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of our Board or the Compensation Committee.

MANAGEMENT
Executive officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of March 21, 2016.

Name	Age	Position(s)
Mindy Grossman	58	Chief Executive Officer and Director
Judy A. Schmeling	56	Chief Operating Officer and Chief Financial Officer
William C. Brand	50	President, HSN and Chief Marketing Officer, HSNi
Jeffrey C. Kuster	49	President, Cornerstone Brands, Inc.
Gregory J. Henchel	48	Chief Legal Officer and Secretary
Maria Martinez	48	Chief Human Resources Officer
Mindy Grossman’s biography is set forth under the heading “Proposal 1—Election of Directors.”
Judy A. Schmeling has served as Chief Operating Officer and Chief Financial Officer of HSNi since May 2013. From August 2008 to May 2013, Ms. Schmeling served as HSN, Inc's Chief Financial Officer. Ms. Schmeling has held positions of increasing responsibility since joining the Company in September 1994. From February 2002 through August 2008, she served as Executive Vice President and Chief Financial Officer of HSN. From November 1999 to February 2002, Ms. Schmeling served as Senior Vice President, Finance; from January 2001 to February 2002, served as Chief Operating Officer of HSN’s international operations and from January 1998 to November 1999, as Vice President, Strategic Planning and Analysis. Ms. Schmeling served as Director of Investor Relations and Operating Vice President, Finance of HSN from September 1994 to January 1998 during the time in which HSN was a separately traded public company. Prior to joining HSNi, Ms. Schmeling was Managing Director of Tunstall Consulting, Inc., a corporate financial planning firm, from 1986 to 1994. Ms. Schmeling began her career at Deloitte & Touche, an international public accounting firm, where she held various positions of increasing responsibility from 1982 to 1986. Ms. Schmeling also serves on the Board of Directors and as a member of the Audit Committee of Constellation Brands, Inc., a premium wine, beer and spirits company.
William C. Brand has served as President of HSN since June 2014 and Chief Marketing Officer of HSNi since March 2013. Since joining the Company in 2006, Mr. Brand has held positions of increasing responsibility and has been instrumental in transforming HSN into a lifestyle network. Mr. Brand also served as Executive Vice President of Programming, Marketing and Business Development for HSN from 2010 to 2013. Prior to joining HSNi, from 2001 to 2006, Mr. Brand served as Senior Vice President of Reality Programming for Lifetime.   Previously, Mr. Brand was Vice President of Programming and Production at VH1 in New York for five years. Mr. Brand is on the board of directors for the Habitat for Humanity International, National Retail Federation Foundation and the Moffitt Cancer Center Foundation.
Jeffrey C. Kuster has served as President of Cornerstone Brands, Inc. since December 2014.  Prior to joining HSNi, he served as the EVP, Chief Marketing and Strategy Officer at Berkshire Hathaway’s Fruit of the Loom from January 2013 to April 2014. He also served as Fruit of the Loom’s CEO for EMEA and India from October 2011 to December 2012, which followed four years as President of Vanity Fair Brands Europe from March 2007 to September 2011.  From January 2002 to through March 2007, Mr. Kuster held positions of increasing responsibility with VF Corporation after four years at McKinsey & Company. From 1988 to 1995, Mr. Kuster served in a variety of public sector and NGO roles at the World Bank, Doctors without Borders, the Bureau of Labor Statistics and The Peace Corps.
Gregory J. Henchel has served as Chief Legal Officer and Secretary of HSNi since February 2010. Prior to joining HSNi, Mr. Henchel was Senior Vice President and General Counsel of Tween Brands, Inc., a specialty retailer, from October 2005 to February 2010 and served as the company’s Secretary from August 2008 to February 2010. From May 1998 to October 2005, Mr. Henchel held positions of increasing responsibility with Cardinal Health, Inc., a global medical device, pharmaceutical and healthcare technology company. From 2001 to 2005, Mr. Henchel served as Assistant General Counsel of Cardinal Health and from 1998 to 2001, Mr. Henchel served as Senior Litigation Counsel. Prior to his service at Cardinal Health, Mr. Henchel was an associate with the law firm of Jones Day from September 1993 to May 1998. Mr. Henchel also served on the Board of Directors of the Electronic Retailing Association from 2010 to 2013.

Maria D. Martinez has served as Chief Human Resources Officer of HSNi since June 2014. In February 2015 Ms. Martinez was elected as an executive officer of the Company.  From July 2010 to June 2014, Ms. Martinez was the Senior Vice President overseeing the talent management function for HSN and human resources and talent development for the Cornerstone brands. She has held positions of increasing responsibility with the Company since initially joining the Company in 1995.  Prior to re-joining the Company in 2010, Ms. Martinez served as the Vice President, Human Resources for the Laser Spine

Institute from September 2008 to June 2010 where she established the company’s human resources function and supported the expansion of the organization’s business to multiple sites. She has also held senior-level positions in human resources for Bausch & Lomb from April 2007 to September 2008 and Darden Restaurants from July 2005 to April 2007.  Ms. Martinez also serves as President of the Board of Girls Inc. of Pinellas.
There is no family relationship between any of the directors or executive officers of HSNi.

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we describe the material components of our executive compensation program as it relates to our named executive officers, or NEOs. Our NEOs, as determined as of December 31, 2015 under applicable SEC rules, are listed below.

Name	Positions
Mindy Grossman	Chief Executive Officer
Judy A. Schmeling	Chief Operating Officer and Chief Financial Officer
William C. Brand	President, HSN and Chief Marketing Officer, HSNi
Jeffrey C. Kuster	President, Cornerstone Brands, Inc.
Gregory J. Henchel	Chief Legal Officer and Secretary
Executive Summary

•	The Compensation Committee consists solely of independent directors.

•
The Company has a pay for performance philosophy with nearly three quarters of the CEO’s target compensation being performance based and over half of the target compensation being performance based for the other NEOs.

•	Annual incentive compensation is structured so that payouts are tied to the achievement of financial targets and require year-over-year growth in adjusted EBITDA for a payout.

•
The Company’s NEOs are aligned with long-term shareholder interests through the granting of a substantial portion of compensation in equity with multi-year vesting combined with stock ownership guidelines.

•	Each year, the Compensation Committee approves the compensation for the Company’s executive officers.

•
The Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc., is retained directly by the Committee and only performs services in support of the Committee or the Board.

•	The Compensation Committee considers shareholder feedback in designing executive compensation.

•
The Compensation Committee has reviewed the Company’s executive compensation program and does not believe that it creates risks that are reasonably likely to have a material adverse effect on the Company.

•	The Company prohibits hedging of the Company's securities by executive officers.

•	Equity and performance-based cash awards to executives are made under the Company’s Second Amended and Restated 2008 Stock and Annual Incentive Plan, or the Plan, which:

•	prohibits the repricing of any stock option or SAR without shareholder approval; however, the Plan does require adjustments under certain circumstances as defined in the Plan; and

•
does not contain an “evergreen” share reserve, meaning that the shares of stock reserved for awards are fixed by number rather than by reference to a percentage of the Company’s total outstanding shares.

Alignment of Performance and Compensation
Our compensation programs are designed to, among other things; align compensation with our business objectives and performance. The Compensation Committee sets the applicable performance goals for our short-term and long-term incentive programs at the beginning of the fiscal year using challenging but realizable targets. These targets are based upon the financial plan approved by our Board of Directors. Our goal setting process is based on historical operating trends and requires improvement over prior year financial performance.
Given the pay for performance nature of our compensation structure, below are some highlights for our business and financial results for fiscal 2015:

•	Adjusted earnings per share increased 2% to $3.28 per share in fiscal 2015 from $3.23 per share in fiscal 2014;

•	Net sales increased 3% to $3.7 billion in fiscal 2015 from $3.6 billion in fiscal 2014;

•	Adjusted EBITDA increased 4% to $357.4 million in fiscal 2015 from $342.3 million in fiscal 2014;

•
HSNi finished fiscal 2015 with a strong balance sheet with cash and cash equivalents of $64 million and total debt of $640 million. Since initiating our capital return plan in September 2011, we have returned more than $1.3 billion to shareholders through share repurchases and cash dividends, including a $10.00 per share special cash dividend paid in February 2015; and

•
HSNi’s five-year TSR of 104.9% outpaced the TSR of the S&P Retail Select Industry Index TSR and the Russell 2000 Index of 90.8% and 55.2% respectively. HSNi’s three-year TSR was 12.2% compared to 43.7% for S&P Retail Select Industry Index and 39.2% for the Russell 2000 Index.

Based on these results, fiscal 2015 was a successful year for HSNi with the Company achieving record net sales, adjusted EBITDA and adjusted earnings per share; however, HSNi’s results did fall short of our plan. HSNi achieved 93.3% of its Adjusted EBITDA target in 2015. As a result of this performance, the portion of the Company’s short-term incentive program attributable to financial performance was funded at 66.3% of target. The long-term performance cash award which is based on TSR performance was funded at 13.5% based upon the Company’s 29th percentile ranking for the three year performance period.
Philosophy and Objectives
HSNi is committed to achieving long-term sustainable growth and increasing shareholder value. We operate in the fast-paced and highly competitive retail environment so, to be successful, we must be able to attract and retain management that thrives in this environment. Our philosophy is to design executive compensation programs that will: (i) enable us to attract, retain and motivate talented executives by providing competitive compensation with an appropriate mix of fixed and variable compensation, short-term and long-term incentives and cash and equity-based pay; (ii) reinforce our business objectives and performance for future periods by aligning compensation with key performance metrics; and (iii) align the interests of our executives and our shareholders by weighting a portion of executive compensation on financial performance metrics that will drive shareholder value and providing a significant portion of compensation in equity-based incentives.
Management and the Compensation Committee have worked with outside consultants to develop compensation programs that reward performance and behaviors that we believe will drive long-term success. Each year the Compensation Committee evaluates the programs, approves the performance measures and goals consistent with our business plan and objectives and approves the payments and awards to our NEOs based on HSNi’s and their individual performance.
The compensation programs were designed with the following objectives in mind:

•	offer total compensation opportunities that are competitive with identified peer companies and other select organizations with whom HSNi competes for executive talent;

•	provide an appropriate link between compensation and creation of shareholder value through equity-based awards and performance cash awards tied to HSNi’s achievement of certain key financial metrics;

•	reflect HSNi’s commitment to a strong team-based culture and focus on overall Company performance by linking compensation to the financial results of business units or HSNi as a whole;

•	promote a long-term commitment to HSNi through the vesting schedules of equity awards and performance cash awards;

•
ensure that compensation paid to our NEOs, to the extent practicable, qualifies as deductible for federal income tax purposes under Section 162(m) of the IRS Code, unless there is a valid reason in the judgment of the Compensation Committee to forego tax deductibility; and

•	be easily understood by program participants so as to encourage and facilitate achievement of goals.

HSNi’s compensation programs have also been designed with features that discourage executives from taking unnecessary risks that would threaten the health and viability of the Company. For our NEOs, at least 80% of the short-term incentive awards are based on Company-wide or business unit financial performance. Payout schedules for the short-term incentive do not contain steep curves. Long-term incentive compensation which represents the most significant element of executive officer pay is based primarily on financial and stock performance. Finally, through the use of three types of long-term awards, the Compensation Committee intends to create a balanced emphasis on creating shareholder value, retention and relative performance. The Company also requires executives to retain a significant amount of equity through share ownership guidelines, has a claw back policy and prohibits hedging transactions and short sales by executive officers or directors.
Say on Pay Vote
In our compensation review process, we consider, among other things, whether our compensation programs serve the best interests of our shareholders. Over 99% of our shareholders who voted on our most recent advisory proposal on executive compensation (at the 2014 Annual Meeting) expressed approval of our executive compensation. Management also regularly engages investors concerning our compensation programs. Our current compensation programs are materially the same as those approved at our 2014 Annual Meeting. In evaluating NEO compensation and our compensation programs, the Compensation

Committee has considered the voting results from 2014, as well as feedback we receive from our investors on our compensation programs. Based on the foregoing, we believe our programs are effectively designed and aligned with the interests of our shareholders.
Peer Group
Our business model is somewhat unique. We combine traditional retail with entertaining and informative content which we deliver through innovative technology systems, all in an effort to enhance retail experiences. As a result, our peer group of companies consists of publicly-traded companies in the following industries: digital and catalog retail, media, multiline retail and specialty retail. Factors generally considered in deciding whether a company should be included in the peer group include:

•	the nature of the primary line of business of the company;

•	the size of the company in terms of revenue and market capitalization; and

•
whether we have similar business content/models, i.e. companies with multichannel retailing strategy who sell third-party products through television broadcasting, websites, catalogs and retail stores.

The Compensation Committee believes that, in order to attract and retain talent, it is necessary to consider market data when making compensation decisions. Each year the Compensation Committee reviews the peer group used for comparison to our named executive officer compensation opportunities. In 2015, the Compensation Committee engaged its independent compensation consultant to assist in reviewing the Company’s peer group. Based on the 2015 review, no changes were made to the peer group for 2015.

2015 Peer Group
Abercrombie & Fitch Co.	Foot Locker, Inc.	Sally Beauty Holdings, Inc.
Ann Inc.	L Brands, Inc.	Scripps Networks Interactive, Inc.
Chico’s FAS, Inc.	Liberty Interactive Corporation	Tiffany & Co.
Coach, Inc.	Pier 1 Imports, Inc.	Ulta Salon, Cosmetics & Fragrance, Inc.
eBay Inc.	Ralph Lauren Corporation	ValueVision Media, Inc.
Express, Inc.	Restoration Hardware Holdings, Inc.	Williams-Sonoma, Inc.

The Compensation Committee periodically reviews the compensation practices at these peer companies to assist in setting total compensation levels that it believes are reasonably competitive as compared to a range around the market median. Although the practices at the other companies represent useful guidelines, the Compensation Committee does not rely solely on the peer group data in making its individual compensation determinations. Rather, the Compensation Committee also takes into account various factors such as individual performance, the unique characteristics of the individual’s position, internal equity and any succession and retention considerations. The Compensation Committee exercises discretion in setting individual executive compensation packages so that they appropriately reflect the value and expected contributions of each executive.

Roles and Responsibilities
The Compensation Committee
The Compensation Committee was appointed by the Board of Directors to exercise all powers of the Board with respect to matters pertaining to compensation and benefits, including but not limited to, incentive/bonus plans, stock compensation plans, retirement programs and benefit plans and salary matters relating to our executive officers. Pursuant to its Charter, the Compensation Committee’s primary responsibilities include:

•	reviewing and approving annual base salaries for executive officers (which include not only the NEOs but other senior leaders);

•
for the executive officers, reviewing and approving all incentive awards and opportunities, both cash-based and equity-based awards and opportunities; goals relating to such awards and performance in light of such goals and objectives;

•
implementing and administering all of HSNi’s equity-based award and grant opportunities with specific authority to, among other things, approve grants, interpret or modify the plans and impose limitations, restrictions and conditions upon any grant; and

•	reviewing and approving the terms of any employment agreements, severance arrangements and change-in-control agreements or provisions for NEOs.

The Compensation Committee also determines the compensation of the CEO without management input, but is assisted in this determination by its independent compensation consultant (as described below). In making its determinations regarding the compensation for the other NEOs, the Compensation Committee considers the recommendations of the CEO, the Chief Human Resources Officer (except with respect to her own compensation) and input received from its independent compensation consultant. The Compensation Committee reviews its determinations with the Board of Directors (without management present).
The Compensation Committee meets regularly in executive session, both with and without management present, to discuss compensation decisions and matters relating to the design and operation of the executive compensation programs.
Management
Senior management, led by our Chief Human Resources Officer, generally recommends compensation programs applicable to all executive officers, including the CEO, and presents these to the Compensation Committee for review, comment and approval. Our Chief Human Resources Officer also plays an active role in determining new executive officers’ total compensation as well as recommendations for annual compensation reviews. Recommendations are presented to the Compensation Committee for final approval.
Our CEO generally plays an advisory role to the Compensation Committee during this process. Our CEO works with our Chief Human Resources Officer and Chief Operating and Financial Officer to assist the Compensation Committee in establishing company-wide compensation programs, including the structure of bonus and equity programs, financial and individual performance targets under those incentive programs, and in establishing appropriate company-wide bonus and equity pools. At year-end, the CEO meets with the Chairman of the Board and the Compensation Committee and discusses her views of corporate and individual executive officer performance for the prior year for purposes of determining whether individual executive officers other than her have met or exceeded expectations with respect to the individual performance component of their short-term incentive compensation. The CEO, Chairman of the Board and the Compensation Committee discuss each individual recommendation. Following such discussion, the Compensation Committee and Chairman of the Board typically meet without the CEO and discuss the CEO’s recommendations, the CEO’s compensation and any information provided concerning peer group comparisons and industry trends and makes the ultimate compensation decisions. However, the CEO does not participate in deliberations or voting regarding her compensation.

Our CEO, Chief Operating and Financial Officer, Chief Human Resources Officer and Chief Legal Officer regularly attend the Compensation Committee’s meetings to, among other things:

•
provide information, perspectives and recommendations for the Compensation Committee’s consideration regarding the competitive landscape, the needs of the business, information regarding HSNi’s performance, as well as legal and technical advice;

•	administer the compensation programs consistent with the direction of the Compensation Committee;

•	provide an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with the objectives for HSNi and its business segments; and

•	recommend changes to compensation programs if necessary to promote achievement of all objectives.
NEOs are not permitted to participate in the discussions regarding their own specific compensation.
Compensation Consultants
Pursuant to the Compensation Committee's charter, the Compensation Committee has sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation and has sole authority to approve the terms and conditions of the consultant’s retention and the consultant’s compensation. In compliance with its charter, in 2015, the Committee continued to utilize the firm of Frederic W. Cook & Co., Inc., or FWC, a nationally recognized consulting firm, as its independent advisor to assist in its ongoing development and evaluation of compensation programs and practices as well as the Company’s executive compensation arrangement with the Company’s CEO.
Specifically, a representative of FWC:

•	regularly attends Compensation Committee meetings;

•	meets with the Compensation Committee without members of management present;

•	provides third-party data, advice and expertise on proposed executive compensation and executive compensation program designs;

•
reviews materials prepared by management and third party sources and advises the Committee on the matters included in those materials, including the consistency of proposals with the Company’s compensation philosophy and comparisons to programs at other companies; and

•	prepares its own analysis of compensation matters, including the positioning of programs in the competitive market and design of programs consistent with the Company’s compensation philosophy.
The Compensation Committee considers input from FWC as one factor in making decisions with respect to compensation matters, along with information and analysis it receives from management and its own judgment and experience.
The Compensation Committee has adopted a policy requiring its consultants to be independent of the Company’s management. The Committee performs an annual assessment of the consultant’s independence to determine whether the consultant is independent. The Committee assessed the independence of FWC in February 2015 and February 2016 and confirmed on both occasions that the firm’s work has not raised any conflict of interest and that the firm was independent.
In compliance with its charter, the committee approved the engagement of FWC and approved the fees paid to FWC for work completed prior to December 31, 2015. In 2015, payments to FWC did not exceed $120,000.

Elements of Compensation
For 2015 the key elements of HSNi’s compensation program are base salary, short-term incentive compensation in the form of annual bonuses and long-term incentive compensation in the form of equity awards and performance cash. Beginning with the long-term incentive grants made in February 2016 which will be reflected in next year’s proxy statement, the Compensation Committee switched from using performance cash to performance share units. The Compensation Committee made this change to (i) decrease earnings volatility caused by the variable accounting treatment required by this award and (ii) align executives' interest more closely with shareholders.
The compensation program also includes some minor perquisites and benefits but these are not significant elements of compensation. Each of the different elements of compensation is designed to achieve certain objectives. The following table outlines our objectives for each of the principal components of executive compensation:

2015 Compensation Element	Form	Fixed or Variable	Objectives
Base Salary	Cash	Fixed	• Serves as attraction and retention tool

Short-Term Incentive Compensation	Cash	Variable	• Serves as attraction and retention tool • Rewards individual performance and achievement of annual operating plan • Aligns interests with shareholders

Long-Term Incentive Compensation	Equity and Cash	Variable	• Serves as attraction and retention tool • Rewards long-term performance • Aligns interests with shareholders
A meaningful portion of the compensation program for our executive officers is variable and over half of it is performance based. This means that it is contingent upon the Company and the individual achieving specific results that are essential to our long-term success and growth in shareholder value. The Compensation Committee has not established a specific formula for the allocation of fixed and variable compensation components. In general, though, the majority of executive officers’ compensation is variable, with the CEO having the largest percentage of variable compensation. The Compensation Committee believes this approach directly aligns the interests of our executive officers with those of our shareholders.
Salary
Base salary is the fixed portion of executive pay and is set to compensate individuals for their expected day-to-day performance. Salary is the most fundamental of all our compensation program elements. Providing a competitive salary to our executives is essential to achieving our objective of attracting and retaining talent.
The Compensation Committee annually reviews and approves the compensation package of each NEO. The Compensation Committee considers an individual’s qualifications and experience in setting our executives’ base salary, including those executive officers who are hired from the outside and those who are promoted from within. In determining base salary amounts and increases, the Compensation Committee considers the responsibility of the individual’s position, the business unit’s overall performance, the individual’s overall performance and future potential and the base salaries and merit increases paid by competitors to employees in comparable positions. Our philosophy for base salary is to generally target the annual base salary of each of our executive officers at median levels relative to our peer group or market data, although individual officer salaries may be above or below those targets based on the factors previously described.
Short-Term Incentive Program
Our short-term incentive program, or STIP, is designed primarily to reward achievement of our annual operating plan and is payable in the form of annual cash bonuses. The STIP is provided for and administered under the Plan, which was approved by our shareholders. The amount payable each year is based on the extent to which certain pre-established performance goals are achieved during the year and is “variable” because the Company must achieve certain performance goals established by the Compensation Committee for the executive officers to receive an annual incentive bonus, with the amount of bonus based on the extent to which the goals are achieved. The STIP is designed to motivate our executive officers to continuously improve Company performance by requiring a year-over-year improvement in the performance metric to receive a payout under the STIP. The program aligns a portion of executive compensation with key business and financial targets and, as a result, provides a valuable link between compensation and creation of shareholder value. Due to its variable nature, and because in any given year short term incentives have the potential to make up a significant portion of an executive officer’s total compensation, the STIP provides an important incentive tool to achieve our annual performance objectives.
HSNi awards annual bonuses based primarily on the achievement of specific financial performance goals. Under the Plan, performance goals may be based on a wide variety of business metrics. The Compensation Committee has determined that the annual performance bonus for our NEOs (other than the CEO) will be based 80% on Adjusted EBITDA and 20% on individual performance. For our CEO, the annual performance bonus will be based entirely on Adjusted EBITDA. For NEOs that lead a business unit their annual performance bonus is determined by both the Adjusted EBITDA of HSNi and their business unit. For purposes of this program, Adjusted EBITDA is defined as operating income according to the Company’s consolidated statement of operations excluding, if applicable: (1) stock-based compensation expense, (2) amortization of intangible assets, (3) depreciation and related gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, and (6) other significant items. Significant items may vary from period to period but typically are items that are both significant in amount and were either unexpected or unplanned.
The Compensation Committee determined this performance metric was appropriate since most executives have influence over Adjusted EBITDA and Adjusted EBITDA provides a balanced focus on sales growth and profitability. For the NEOs, individual performance is also based, in part, on achievement of the Adjusted EBITDA target established by the Compensation Committee. Notwithstanding the extent to which HSNi achieves the Adjusted EBITDA target, all payments under the STIP are subject to the ability of the Compensation Committee to exercise negative discretion and adjust the STIP amounts downward.
The STIP target and performance measures for each of our NEOs are as described in the table below.

		Performance Measures
Officer	STIP Target (1)	Adjusted EBITDA	Individual Performance
Mindy Grossman	150%	100%	0%
Judy A. Schmeling	75%	80%	20%
William C. Brand	75%	80%	20%
Jeffrey C. Kuster	75%	80%	20%
Gregory J. Henchel	60%	80%	20%

(1)	STIP Target is a percentage of base salary as of September 30, 2015.
The performance measures, performance ranges and corresponding payout levels are described in detail in the table below. In order for any short-term incentive compensation to be earned, the financial performance measure must be (i) achieved at a threshold level and (ii) an improvement over prior year’s performance. No payments under the STIP will be made unless HSNi achieves this threshold level of performance.
In 2015, the Compensation Committee set the threshold for payment at 85% of the Adjusted EBITDA target and the payout at threshold at 25% of STIP target.  However, because 85% of Adjusted EBITDA target is less than 2014 performance for HSNi and HSN, no payment would occur at threshold for NEOs whose STIP is based upon HSNI or HSN performance.  For example with respect to HSNi no payment would occur unless the Company achieves at least 2014 performance equating to 89.3% of its 2015 EBITDA target which would result in a payment of 46.6 % of target.  The maximum payout of 200% of target requires achievement of 120% of the Adjusted EBITDA target. The STIP was designed this way in order to create more financial incentive for management to achieve a performance range of target or higher.

Performance Measures		Threshold	Target	Maximum
Adjusted EBITDA	Performance Range	85% of Target	100% of Target	120% of Target
	Payout Level	0% (1)	100%	200%
Individual Performance	Performance Range	Performance Rating of 1-5 and Adjusted EBITDA at Threshold	Performance Rating of 1-5 and Adjusted EBITDA achievement at 100%	Performance Rating of 1-5 and Adjusted EBITDA achievement maximum
	Payout Level	0-100%	0-150%	0-200%

(1)
Because 85% of target is less than 2014 performance for HSNi and HSN, no payment based upon Adjusted EBITDA would occur at threshold performance for an NEO whose STIP is based upon HSNi or HSN performance.

With respect to the individual performance measure, as shown above, payments will be made based on the extent to which business units achieve their Adjusted EBITDA performance measure. No payment shall be made for the individual performance measure unless the threshold for Adjusted EBITDA is achieved. In addition, an annual evaluation will be conducted for each of the NEOs (other than the CEO), pursuant to which the executives are assigned an annual performance rating of 1 through 5. Any executive receiving a rating of 1 (unsatisfactory) will not be eligible for any STIP payment regardless of the achievement of the financial performance goals. Any executive receiving a rating of 2 (inconsistent) will have his or her entire STIP bonus reduced by 50%. All payments under the STIP are subject to the Compensation Committee’s ability to apply negative discretion and reduce the payout, as appropriate. All payments under the STIP are also contingent upon the NEO being employed by HSNi on the date payment is made.
Long-Term Incentive Program
The Compensation Committee believes that stock ownership shapes behavior in an important and positive way. By providing a meaningful portion of an executive officer’s compensation in stock-based compensation, an executive’s interests are aligned with the shareholders’ interests in a manner that drives better performance over time. The other predominant objective is to provide the participant with effective retention incentives by granting awards with long-term vesting.
Types of Long-Term Incentive Awards
Under the Plan, the Compensation Committee may grant a variety of long-term incentive vehicles. The following is a general description of the vehicles we used in 2015.
Restricted Stock Units. RSUs are a promise to issue shares of our common stock in the future provided the recipient remains employed with us through the award’s vesting period. RSU awards generally cliff vest at the end of a three-year period or ratably vest over a five-year period. Unvested RSUs are generally forfeited upon termination of employment. As a result, RSUs are intended to retain key employees, including the NEOs, and align their interests with shareholders.
Stock Appreciation Rights. SARs are similar to traditional stock options except, upon exercise, holders of SARs will only receive a value equal to the spread between the current market price per share of our common stock and the exercise price. As a result, SARs reward participants for long-term appreciation in HSNi’s stock price. Although SARs are given a value at the date of grant for financial reporting purposes, the actual value of SARs to the participant is entirely based on future increases in our stock price. If the stock price does not increase over the term of the SAR, the participant receives no value. Upon exercise of SARs, payment may be made, in the sole discretion of HSNi, in cash or shares of HSNi common stock. The Company has indicated it will likely settle these awards in shares of our common stock and has historically done so. The exercise price for awards granted under the Plan is required to be priced at, or above, the fair market value of our common stock at the date of grant. Awards typically vest ratably on an annual basis over a three-year period and can be exercised over a ten-year term.
Performance Cash. Performance cash is a long-term cash incentive that vests and is payable at the end of the three-year performance period based upon the achievement of a specified performance metric.  Since 2012, performance cash awards have been tied to the Company’s TSR over a three-year period relative to the TSR of companies listed in the S&P 500 Retail Index and have had a payout opportunity ranging from 0% to 200% of the target performance cash value. Effective February 2016, this award was changed from performance cash to performance share units, or PSUs. The PSUs will vest over a three-year performance period, tied to the Company's TSR relative to the TSR of the S&P Retail Select Industry Index payable in shares of HSNi common stock ranging from 0% to 200% of the target PSUs. For measuring relative performance in 2016, the Company switched from using the S&P 500 Retailing Index (consisting of approximately 30 constituent companies with a $12.6 billion median market capitalization) to the S&P Retail Select Industry Index (consisting of approximately 100 constituent companies with a $2.3 billion median market capitalization). The S&P Retail Select Industry index provides a broader, more diverse assortment of retail companies, more closely aligns the industry peer group with the Company’s market capitalization and includes more of the peer companies used for compensation purposes.
Grant levels of each component of the long-term incentive program or LTIP goals may vary from year to year and from individual to individual, based on a variety of factors. The Compensation Committee determines the award opportunity level for each executive officer based on the individual’s responsibility level and potential within our Company, competitive practices, the number of shares available for grant, individual and Company performance and the market price for our common stock.
HSNi’s 2015 LTIP, used a combination of three components to deliver long-term incentives: SARs, RSUs, and performance cash. For 2015, long-term incentives were delivered as follows:

Name	Long Term Incentive Target (% of Salary)	SARs (% of LTI)	RSUs (% of LTI)	Performance Cash (% of LTI)
Mindy Grossman	350	40	20	40
Judy A. Schmeling	150	40	20	40
William C. Brand	150	40	20	40
Jeffrey C. Kuster	120	40	20	40
Gregory J. Henchel	120	40	20	40
The Compensation Committee approved the target percentage and components of long-term compensation after consultation with management and the Committee’s compensation consultant and review of executive compensation for those companies within the Company’s peer group. The Compensation Committee believes that these target levels are consistent with the Company’s philosophy of developing compensation programs that will, among other things, attract, retain and motivate talent while aligning officers’ interests with shareholders.
SARs and RSUs are generally granted at the beginning of the performance year, typically in February based on a target percentage of base salary.
The target value and performance goals for performance cash awards are also set at the beginning of the performance period. The performance cash payout level will be determined based on the percentile ranking of the Company’s TSR relative to the TSR of the comparator companies over the course of the performance period. The Company must achieve the 55th percentile performance relative to the comparator group for a target payout. For each one percentile below the target performance level, the payout is reduced by 3.33% and for each one percentile above target performance level, the payout is increased by 5.0%, subject to a maximum payout of 200%. The actual dollar value of the threshold, target and maximum award opportunities are reflected in the Grants of Plan Based Awards table. Solely for purposes of illustration, if the Company’s TSR ranking is in the 60th percentile (i.e., 60% of the comparator companies achieved TSR rankings at or below the Company’s TSR ranking), the performance cash payout level would be 125.0%. Executives generally must be continuously employed by HSNi during the performance period in order to be eligible for payment of the performance cash or vesting of a SAR or RSU.
Retirement Benefits
All executive officers are permitted to participate in the Company’s tax-qualified defined contribution plan. The tax qualified plan allows all employees including executives to defer a specified portion of their salary and provides for a Company match of 50 cents of each dollar contributed to the plan up to 6% of salary or the statutory maximum, whichever is less. In addition, all executive officers are eligible to participate in the Company’s non-qualified deferred compensation plan which permits executives to defer salary and bonus into one or more measurement funds. Deferrals are set aside and held in trust to secure benefits. However, plan assets are subject to the claims of the Company’s creditors in the event of insolvency.

Summary
A significant portion of the executive officers’ compensation is performance-based compensation as a result of the long-term incentive compensation and short-term incentive compensation programs. The Compensation Committee believes that allocation of a meaningful portion of total compensation to variable compensation and the majority of it being performance based as well as balancing multiple award types, encourages our executives to (i) take appropriate risks aimed at improving Company performance, (ii) build long-term shareholder value, and (iii) remain committed to the growth of our organization for the long-term.
Other Compensation
We provide certain executive officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with industry norms and position levels. These personal benefits do not have a relationship to other compensation levels. They are provided in order to enable us to attract and retain executives. The Compensation Committee periodically reviews the levels of these benefits provided to our executive officers. The values of these benefits are reported under the heading “Other Annual Compensation” in this proxy statement pursuant to applicable rules.
Post-Termination Compensation and Benefits
We believe that a strong, experienced management team is essential and in the best interests of HSNi and its shareholders. As a result, we adopted a Named Executive Officer and Executive Vice President Severance Plan applicable to certain executives. The plan formalizes and standardizes our severance practices for our most senior executive officers and was adopted in lieu of issuing new employment agreements. The plan applies to all “NEOs” excluding Ms. Grossman who has a severance arrangement pursuant to her employment agreement. Please refer to the section entitled “Payments Upon Termination or Change in Control” for specific details regarding post-termination compensation and benefits.
Executives covered by the severance plan will generally be eligible to receive severance benefits in the event of a termination by the Company without Cause or by the executive for Good Reason. The severance benefits increase if the termination is within 12 months following a Change-in-Control. Each of these capitalized terms is defined in the severance plan and in the “Executive Compensation-Payments Upon Termination or Change in Control” section of this Proxy Statement.
Vesting of Awards Upon Change-in-Control
The Compensation Committee determined to include double-trigger change-in-control provisions in each of the RSU, SAR, PSU and option award agreements. Upon a change-in-control and following a termination of employment for other than Cause within one year following the change-in-control, the unvested portion of the outstanding RSU, SAR and/or option awards will vest. The purpose of this provision is to ensure that we retain our NEOs prior to and through a change-in-control.
With respect to the market stock unit award, or MSU, awarded to Ms. Grossman in 2013, after a change-in-control if the award is assumed, it will be converted into that number of shares of restricted stock equal to the number of MSUs multiplied by the price paid by the acquirer for the Company’s common stock divided by the grant date fair market value. If the award is not assumed, it will be converted into an amount in cash equal to the fair market value of the number of shares determined in a manner set forth in the previous sentence and paid out following the change-in-control.
With respect to performance cash awards, after a change-in-control, an executive may be entitled to payments of unvested performance cash awards, under certain circumstances. If the change-in-control occurs before the completion of both the performance period and the vesting period, the participant shall be paid the present value of the performance cash award at the target value, with such payment being made as soon as practicable following the change-in-control.
For a complete discussion of the impact of a change-in-control, please see the “Executive Compensation-Payments Upon Termination or Change of Control” section of this Proxy Statement.
Impact of Tax and Accounting Issues
The Compensation Committee also considers and evaluates the impact of applicable tax laws with respect to compensation paid under our plans, arrangements and agreements.
For instance, with certain exceptions, Section 162(m) of the IRS Code limits our deduction for compensation in excess of $1 million paid to certain covered employees (generally our NEOs). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m). While the Compensation Committee generally intends to structure and administer our plans and the related programs so that all compensation is deductible, the Compensation Committee may from time to time, approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs and remain competitive in the marketplace. As a way to mitigate this, there is no individual performance component to calculating the CEO’s short-term incentive compensation.
For the year ended December 31, 2015, approximately $720,000 of compensation expense will be non-deductible under Section 162(m) of the IRS Code. This relates to compensation arrangements entered into with, and awards granted to, our CEO. The Company works with the Compensation Committee to evaluate whether compensation arrangements will be structured and administered so as to not be subject to the deduction limit of Section 162(m).

2015 Compensation Actions
In February 2015, in connection with its annual review of base salaries, the Compensation Committee approved the following base salary increases based on the CEO’s assessment of the executives’ performance and in order to align our NEOs’ salaries with salaries for executives in comparable positions in our comparator group companies.

Name	2014 Salary ($)	2015 Salary ($)	Increase (%)
Mindy Grossman	1,200,000	1,200,000	—
Judy A. Schmeling	728,000	728,000	—
William C. Brand	650,000	650,000	—
Jeffrey C. Kuster	600,000	600,000	—
Gregory J. Henchel	417,150	475,000	14
The Compensation Committee did not increase Ms. Grossman’s base salary for 2015 and her salary has not been increased since 2010. In connection with Mr. Brand's promotion in June 2014 to President, HSN and Chief Marketing Officer of HSNi, his salary was increased to $650,000. In connection with Mr. Kuster’s employment with the Company, he received a new hire RSU award with a grant date fair value of $600,000 which was awarded in January 2015 consistent with the Company’s granting practices and vests ratably over five years from his hire date. Mr. Henchel’s base salary increased from $417,150 to $475,000 based on the CEO’s assessment of his performance and in order to align his salary with salaries for executives in comparable positions in our comparator group companies.  The Compensation Committee determined that the base salaries for HSNi’s other NEOs were generally competitive and did not make any changes other than those described above.  Based upon market data and the Compensation Committee’s desire to retain and motivate the NEOs to increase shareholder value, the Compensation Committee as part of its 2015 review increased the LTIP target for Ms. Schmeling and Mr. Brand from 120% of base salary to 150% and Mr. Henchel from 100% of base salary to 120% of base salary effective for the 2015 LTIP.  Mr. Kuster was hired in December 2014 and became eligible to participate in the HSNi LTIP at 120% of his base salary effective with the 2015 program.

2015 Compensation Results
For purposes of the 2015 STIP, the Compensation Committee established a target of $383.3 million for Adjusted EBITDA for HSNi. HSNi’s Adjusted EBITDA for 2015 exceeded Adjusted EBITDA performance for 2014; actual Adjusted EBITDA was $357.4 million or 93.3% of the performance target resulting in a 66.3% payout. For purposes of the 2015 STIP, the Compensation Committee established a target for the HSN business unit of $320.0 million for HSN Adjusted EBITDA.  HSN’s Adjusted EBITDA for 2015 exceeded Adjusted EBITDA performance for 2014; actual Adjusted EBITDA was $300.7 million (inclusive of $2.1 million of expense related to intercompany purchases) or 94.0% of the performance target resulting in a 70.0% payout. For purposes of the 2015 STIP, the Compensation Committee established a target for the Cornerstone business unit of $65.3 million for Cornerstone Adjusted EBITDA. Cornerstone's Adjusted EBITDA for 2015 exceeded Adjusted EBITDA performance for 2014; actual Cornerstone Adjusted EBITDA was $56.7 million (inclusive of $2.1 million of profit related to intercompany sales) or 86.8% of the performance target resulting in a 33.9% payout. The CEO also conducted annual performance evaluations for each of the other NEOs and assigned an annual performance rating to each such executive. The CEO and CFO reported the results of the Company’s achievement of the financial metric and the individual evaluations along with the calculations of the STIP based on such results to the Compensation Committee, which has ultimate responsibility for approving the final bonus amounts to be paid to each of the NEOs. The Compensation Committee, in executive session, discussed performance relative to the financial performance metric established and the individual performance of the NEOs, including the CEO, and made the final decisions regarding short-term incentive compensation for the NEOs.

The annual performance bonuses paid to our NEOs for the year ended December 31, 2015 in the context of the target and maximum payout and actual award, are shown in detail below.

Name	Target (% of Salary)	Threshold ($)	Target ($)	Maximum ($) (1)	Actual ($)	Actual (% of Target)
Mindy Grossman	150	450,000	1,800,000	3,600,000	1,193,400	66.3
Judy A. Schmeling	75	136,500	546,000	1,092,000	361,998	66.3
William C. Brand (2)	75	121,875	487,500	975,000	330,428	67.8
Jeffrey C. Kuster (3)	75	112,500	450,000	900,000	240,030	53.3
Gregory J. Henchel	60	71,250	285,000	570,000	188,955	66.3

(1)Program maximum is 200% of target.
(2)Based 40% on HSNi's Adjusted EBITDA and 40% on HSN's Adjusted EBITDA.
(3)Based 40% on HSNi's Adjusted EBITDA and 40% on Cornerstone's Adjusted EBITDA.
The Compensation Committee concluded that the actual degree of achievement of the performance metric represents good performance in a challenging retail environment and that the payment of the cash bonuses at this level is consistent with the results of such performance.
Long-term compensation for 2015 consisted of both equity and cash awards. The ultimate value of the equity component is directly related to the Company’s stock price.
As part of the regular annual LTIP, in February 2013, the Compensation Committee granted all NEOs other than Ms. Grossman, a long-term cash award tied to HSNi's TSR relative to the Standard and Poor's 500 Retail Index over a three-year period which vested on December 31, 2015. For the three-year performance period ended December 31, 2015, the Company achieved a TSR of 16.2% which ranked at the 29th percentile and resulted in a payout of 13.5% of target. This payment is included in the 2015 line of the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.
In February 2015, a similar long-term cash award tied to HSNi's TSR was granted to all NEOs including Ms. Grossman. The threshold, target and maximum award opportunities for each NEO are reflected in the Grants of Plan Based Awards Table. The performance cash payout level will be determined based on percentile ranking of the Company’s TSR relative to the TSR of the comparator companies over the course of the performance period. The payout, if any, of the 2015 long-term performance cash award will be reflected in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column with the compensation for 2017.
The Compensation Committee believes that the overall compensation of HSNi’s NEOs is aligned with the Company’s performance, is competitive in comparison to HSNi’s peers, is consistent with our compensation philosophy and allows us to achieve the objectives for which the compensation programs are designed.
Clawback Policy
The Company has an executive compensation recovery, or clawback, policy providing for recoupment of certain compensation in the event the Company is required to restate its financial statements due to material non-compliance, as a result of misconduct of an executive officer or officers, with any financial reporting requirement under the securities laws. The policy is described in more detail in the Company’s Code of Ethics.
Stock Ownership Guidelines
In 2012, the Compensation Committee adopted executive stock ownership guidelines applicable to the Company’s executive officers in order to emphasize the importance of aligning the executives’ long-term financial interests with those of the Company’s shareholders. Executive officers of HSNi are expected to hold stock in HSNi equal in value to the lesser of (i) a fixed number of shares, and (ii) a multiple of his or her annual base salary, with ownership targets increasing with their level of responsibility. HSNi’s CEO is expected to hold stock equal in value to the lesser of five times annual base salary or 200,000 shares. All executive vice presidents are expected to hold stock equal in value to the lesser of three times annual base salary or 30,000 shares.
Executive officers have five years from the later of (i) the date they were first appointed as an executive officer of the Company, or (ii) the date the Board of Directors adopted these guidelines to attain the ownership threshold. The executive must retain at least the pro-rata portion of their guideline based upon the number of years the executive has been subject to the guideline (rounded down) subsequent to any proposed sale of HSNi equity securities. For example if an executive starts on

June 1, 2015 and wishes to sell HSNi securities on July 1, 2016, the executive will have completed 1.1 years of the 5 year period provided for in the guideline. Therefore, the executive would need to hold at least 20% of their guideline in includable HSNi equity securities subsequent to such proposed sale.
The Compensation Committee evaluates compliance with this program annually. As of March 21, 2016 all of the NEOs were in compliance with the guidelines and four of the five NEOs (including the CEO) had achieved the desired levels of ownership. Waivers of these guidelines may be granted, from time to time, in the discretion of the Compensation Committee.
Report of the Compensation and Human Resources Committee
The following Report of the Compensation and Human Resources Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.
The Compensation and Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon its review and the discussions held, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into HSNi’s annual report.
Members of the Compensation and Human Resources Committee
James M. Follo (Chairman)
Stephanie Kugelman
John B. Morse, Jr.
Ann Sarnoff

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below summarizes the compensation information for the years ended December 31, 2015, 2014 and 2013 for our NEOs as of the end of the last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	SAR and Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Mindy Grossman	2015	1,204,615	—	840,030	1,680,001	1,193,400	—	—	4,918,046
Chief Executive Officer and Director	2014	1,204,615	—	840,016	1,680,002	1,211,400	—	—	4,936,033
	2013	1,204,615	—	8,327,269	3,000,000	1,273,085	—	—	13,804,969

Judy A. Schmeling	2015	730,800	—	218,424	436,800	404,118	(4,482)	—	1,785,660
Chief Operating and Chief Financial Officer	2014	723,477	—	168,036	336,000	824,192	883	—	2,052,588
	2013	691,346	—	156,018	312,020	419,685	—	—	1,579,069

William C. Brand (6)	2015	652,500	—	195,002	390,008	358,778	—	—	1,596,288
President, HSN and Chief Marketing Officer, HSNi	2014	599,038	—	126,013	577,007	631,928	—	—	1,933,986
	2013	524,135	—	105,020	210,004	314,764	—	—	1,153,923

Jeffrey C. Kuster (7)	2015	602,308	—	744,100	288,001	240,030	(2,235)	228,341	2,100,545
President Cornerstone Brands, Inc.	2014	53,077	—	—	—	—	—	—	53,077

Gregory J. Henchel	2015	464,144	—	100,143	200,246	209,205	—	—	973,738
Chief Legal Officer and Secretary	2014	415,577	—	81,028	162,000	421,645	—	—	1,080,250
	2013	399,750	—	75,015	150,016	188,811	—	—	813,592

(1)
The amounts in this column represent discretionary bonus amounts paid to NEOs. Annual performance-based bonuses paid pursuant to our short-term incentive program implemented pursuant to the Plan are reflected in the “Non-Equity Incentive Plan Compensation” column.

(2)
These amounts reflect the aggregate grant date fair value computed in accordance with accounting guidance related to stock compensation and do not necessarily reflect the actual value that may be realized. Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed on February 24, 2016.

(3)
These amounts reflect (i) actual annual cash bonuses pursuant to our short-term incentive program, and (ii) performance cash awards pursuant to our long-term incentive program at the actual amount earned in the year in which the performance criteria is achieved. The threshold, target and maximum values of the 2015 grants are reflected in the Grant of Plan Based Awards table. The actual payout, if any, of the awards granted in 2014 and 2015 will be disclosed in this column in the Summary Compensation Table reporting compensation for 2016 and 2017, respectively.

(4)
Represents investment gains and losses in a NEO's account under the Non-Qualified Deferred Compensation Plan. Gains and losses are entirely based upon the investment selections made by the participant.

(5)
Mr. Kuster's other compensation represents $228,341 for relocation including a tax gross-up of $87,960 consistent with the Company's relocation policies. Excluding Mr. Kuster, the aggregate of all perquisites for 2015 for each of the NEOs did not exceed $10,000.

(6)	Mr. Brand became an NEO effective March 7, 2013.

(7)	Mr. Kuster joined the Company effective December 1, 2014.

Grants of Plan-Based Awards
The table below provides the following information regarding plan-based awards granted to our NEOs in 2015 under the Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Plan Awards ($)			All Other Stock Awards: Number of Shares of Stock Or Units (#)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($)(sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
		Threshold	Target	Maximum
Mindy Grossman
Annual Bonus (2)	2/10/15	450,000	1,800,000	3,600,000	—	—	—	—
Performance Cash (3)	2/10/15	55,440	1,680,000	3,360,000	—	—	—	—
SARs (4)	2/10/15	—	—	—	—	123,077	65.24	1,680,001
RSUs (5)	2/10/15	—	—	—	13,174	—	—	840,030
Judy A. Schmeling
Annual Bonus (2)	2/10/15	136,500	546,000	1,092,000	—	—	—	—
Performance Cash (3)	2/10/15	14,414	436,800	873,600	—	—	—	—
SARs (4)	2/10/15	—	—	—	—	32,000	65.24	436,800
RSUs (5)	2/10/15	—	—	—	3,426	—	—	218,424
William C. Brand
Annual Bonus (2)	2/10/15	121,875	487,500	975,000	—	—	—	—
Performance Cash (3)	2/10/15	12,870	390,000	780,000	—	—	—	—
SARs (4)	2/10/15	—	—	—	—	28,572	65.24	390,008
RSUs (5)	2/10/15	—	—	—	3,058	—	—	195,002
Jeffrey C. Kuster
Annual Bonus (2)	2/10/15	112,500	450,000	900,000	—	—	—	—
Performance Cash (3)	2/10/15	9,504	288,000	576,000	—	—	—	—
SARs (4)	2/10/15	—	—	—	—	21,099	65.24	288,001
RSUs (6)	1/2/15	—	—	—	9,383	—	—	600,050
RSUs (5)	2/10/15	—	—	—	2,259	—	—	144,050
Gregory J. Henchel
Annual Bonus (2)	2/10/15	71,250	285,000	570,000	—	—	—	—
Performance Cash (3)	2/10/15	6,608	200,232	400,464	—	—	—	—
SARs (4)	2/10/15	—	—	—	—	14,670	65.24	200,246
RSUs (5)	2/10/15	—	—	—	1,571	—	—	100,143

(1)
Amounts reflect the aggregate grant date fair value computed in accordance with accounting guidance related to stock-based compensation. Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K. These amounts reflect the fair value of these awards at the grant date and do not correspond to the actual value that may be paid to or realized by the NEOs.

(2)
Amounts represent threshold, target and maximum awards under the HSNi’s short-term incentive program with respect to fiscal 2015 performance. Amounts actually earned with respect to these awards are reflected in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation” and described in the Compensation Discussion and Analysis—2015 Compensation Results.

(3)
Amounts represent threshold, target and maximum performance cash awards under the long-term incentive program with respect to the January 1, 2015 to December 31, 2017 performance period. Amounts actually earned, if any, with respect to these awards will be described in the Compensation Discussion and Analysis in connection with the proxy statement for the 2018 Annual Meeting of Shareholders.

(4)
Reflects SARs granted pursuant to HSNi’s long-term incentive program with respect to fiscal 2015 performance. Awards vest in three equal increments on the first, second and third anniversary of the date of grant.

(5)
Reflects the annual grant of RSUs granted pursuant to HSNi’s long-term incentive program. All of such RSUs will vest on the third anniversary of the date of grant. Includes the impact of dividends paid on HSNi’s common stock through December 31, 2015 which were credited to the NEOs’ accounts as additional RSUs and will be paid out in shares of HSNi common stock on the vesting date, subject to the same vesting restrictions as the underlying securities.

(6)
Reflects a new hire award of RSUs granted pursuant to HSNi's long-term incentive program that vest in five equal increments on the first, second, third, fourth and fifth anniversary of the date of hire. Includes the impact of dividends paid on HSNi’s common stock through December 31, 2015 which were credited to the NEOs’ accounts as additional RSUs and will be paid out in shares of HSNi common stock on the vesting date, subject to the same vesting restrictions as the underlying securities.

Outstanding Equity Awards at Fiscal Year-End
The table below provides information regarding various HSNi equity awards held by HSNi’s NEOs as of December 31, 2015. The market value of all awards is based on the closing price of HSNi common stock of $50.67 as of December 31, 2015.

	Stock Appreciation Rights and Option Awards				Stock Awards (1)(2)
Name	Number of Securities Underlying Unexercised SARs and Options (#) (Exercisable)	Number of Securities Underlying Unexercised SARs and Options (#) (Unexercisable)	SARs and Option Exercise Price ($)	SARs and Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)
Mindy Grossman	372,774	—	38.89	8/21/2018
	101,653	50,827	51.58	2/12/2023
	42,440	84,883	47.72	2/12/2024
	—	123,077	65.24	2/10/2025
					147,258	7,355,839

Judy A. Schmeling	10,570	—	17.39	2/23/2020
	20,594	—	25.86	2/9/2021
	23,092	—	31.00	2/21/2022
	10,571	5,287	51.58	2/12/2023
	8,487	16,977	47.72	2/12/2024
	—	32,000	65.24	2/10/2025

					10,268	520,279

William C. Brand	12,934	—	5.02	12/22/2018
	12,035	—	14.32	1/31/2018
	8,122	—	3.69	2/25/2019
	14,179	—	17.39	2/23/2020
	14,327	—	25.86	2/9/2021
	15,987	—	31.00	2/21/2022
	7,115	3,558	51.58	2/12/2023
	6,365	12,733	47.72	2/12/2024
	7,448	14,899	51.38	7/7/2024
	—	28,572	65.24	2/10/2025
					7,945	402,573

Jeffrey C . Kuster	—	21,099	65.24	2/10/2025
					9,778	495,452

Gregory J. Henchel	8,150	—	25.86	2/9/2021
	13,322	—	31.00	2/21/2022
	5,082	2,542	51.58	2/12/2023
	4,091	8,186	47.72	2/12/2024
	—	14,670	65.24	2/10/2025
					4,866	246,561

(1)
Includes the impact of dividends paid on HSNi’s common stock through December 31, 2015 which were credited to the NEOs’ accounts as additional RSUs and will be paid out as shares of HSNi common stock on the vesting date, subject to the same vesting restrictions as the underlying securities.

(2)
The table below provides the following information regarding unvested RSU and MSU awards in HSNi stock held by our NEOs as of December 31, 2015: (i) the grant date, (ii) the number of RSUs outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of RSUs outstanding as of December 31, 2015 based on a closing price of $50.67 on such date, and (iv) the vesting schedule. The numbers below include the impact of dividends paid on HSNi’s common stock through December 31, 2015 which were credited to the NEOs’ accounts as additional RSUs and will be paid out as shares of HSNi common stock on the vesting date, subject to the same vesting restrictions as the underlying securities.

	Number of Unvested MSUs and RSUs as of 12/31/15	Market Value of Unvested MSUs and RSUs as of 12/31/15	Vesting Schedule (#)
Name and Grant Date	(#)	($)	2016	2017	2018
Mindy Grossman
8/5/13 (a)	115,801	5,761,912	57,900	—	57,901
2/12/14 (b)	18,283	926,400	—	18,283	—
2/10/15 (b)	13,174	667,527	—	—	13,174
Total	147,258	7,355,839	57,900	18,283	71,075

Judy A. Schmeling
2/12/13 (b)	3,185	161,384	3,185	—	—
2/12/14 (b)	3,657	185,300	—	3,657	—
2/10/15 (b)	3,426	173,595	—	—	3,426
Total	10,268	520,279	3,185	3,657	3,426

William C. Brand
2/12/13 (b)	2,144	108,636	2,144	—	—
2/12/14 (b)	2,743	138,988	—	2,743	—
2/10/15 (b)	3,058	154,949	—	—	3,058
Total	7,945	402,573	2,144	2,743	3,058

Jeffrey C. Kuster
1/2/15 (c)	7,519	380,988	1,878	1,879	1,879
2/10/15 (b)	2,259	114,464	—	—	2,259
Total	9,778	495,452	1,878	1,879	4,138

Gregory J. Henchel
2/12/13 (b)	1,531	77,576	1,531	—	—
2/12/14 (b)	1,764	89,382	—	1,764	—
2/10/15 (b)	1,571	79,603	—	—	1,571
Total	4,866	246,561	1,531	1,764	1,571

(a)
These awards vest 50% on both the third anniversary and fifth anniversary. The value of Ms. Grossman’s MSU grant was calculated using the ratio of the fair market value (as defined in the award agreement) at year end to the grant date multiplied by the number of MSUs multiplied by the closing HSNi stock price on December 31, 2015.

(b)	These awards vest in one lump sum installment on the third anniversary of the date of grant, subject to continued employment.

(c)	These awards vest in equal installments over five years on each of the first five anniversaries of the date of hire, subject to continued employment.

Option Exercises and Stock Vested
The table below provides information regarding the number of shares acquired by our NEOs during 2015 upon the exercise of options and SARs and/or the vesting of RSU awards and the related value realized, excluding the effect of any applicable taxes.

Name	Option and SAR Awards		RSU Awards
	Number of Shares Acquired upon Exercise (#)	Value Realized upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized upon Vesting ($) (2)
Mindy Grossman	720,243	25,053,103	—	—
Judy A. Schmeling	30,712	1,600,210	4,371	297,711
William C. Brand	—	—	3,026	206,089
Jeffrey C. Kuster	—	—	1,864	93,014
Gregory J. Henchel	—	—	5,749	388,960

(1)
The dollar value realized on exercise represents the difference between the market price of the underlying securities on the exercise date and the exercise price. The value realized upon exercise includes the shares withheld to cover taxes.

(2)
The dollar value realized upon vesting of RSUs represents the closing price of common stock on the applicable vesting date. The value realized upon vesting includes the value of shares withheld to cover taxes.

Pension Benefits
Other than the Company's 401-K Plan and the non-qualified deferred compensation plan discussed below, we do not currently have any plans that provide for payments or other benefits at, following, or in connection with retirement.
Non-Qualified Deferred Compensation
The amounts in the table below represent deferrals under the Company’s non-qualified deferred compensation plan (NQDCP) for the year ended December 31, 2015.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($) (1)	Aggregate Withdrawals / Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)

Mindy Grossman	—	—	—	—	—
Judy A. Schmeling	152,662	—	(4,482)	—	221,002
William C. Brand	—	—	—	—	—
Jeffrey C. Kuster	62,308	—	(2,235)	—	60,073
Gregory J. Henchel	—	—	—	—	—

(1)
Ms. Schmeling's and Mr. Kuster's contributions of $152,662 and $62,308, respectively, and aggregate losses of $4,482 and $2,235 from the table above have been reported in the current year Summary Compensation Table in the applicable column to which the compensation relates.

All executive officers are eligible to participate in the Company’s non-qualified deferred compensation plan (NQDCP) which permits eligible employees to defer salary and bonus into one or more measurement funds. Deferrals are set aside and held in trust to secure benefits. However, plan assets are subject to the claims of Company’s creditors in the event of insolvency.
Active participants in the NQDCP may elect to defer up to 75% of base salary and up to 100% of their annual cash bonus. Participants have the right to earnings on funds similar to those offered under the 401(k) plan or other funds as determined by the administrator. At the time of deferral, participants can elect to receive a distribution at a specified date or upon termination of employment.
We do not currently have any other defined contribution or other plan that provides for deferred compensation on a basis that is not tax-qualified.

Payments Upon Termination or Change in Control
We have entered into an employment agreement with our CEO and maintain an executive severance plan for our other NEOs that will require us to provide compensation or other benefits to our NEOs in connection with certain events related to a termination of employment or change of control. Set forth below are descriptions of these arrangements as they were in effect as of December 31, 2015.
Grossman Arrangements
Under Ms. Grossman’s employment agreement (as amended), upon a termination by the Company for other than death or disability and without Cause (as defined below) or resignation by Ms. Grossman for Good Reason (as defined below), Ms. Grossman will be entitled to certain benefits. These benefits include continued payment of her base salary and provision of health benefits for a period of twenty-four consecutive months. She will also be entitled to pro-rated portions of the bonus she would otherwise earn during the year in which the qualifying termination occurs, payable at the time such bonus would otherwise be payable.
Under Ms. Grossman’s employment agreement, “Cause” shall mean:

•
the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by employee; provided, however, that after indictment, we may suspend executive from the rendition of services, but without limiting or modifying in any other way our obligations under the agreement; provided, further, that Ms. Grossman’s employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate Ms. Grossman’s employment;

•
a material breach by the executive of a fiduciary duty owed to us, which in the good faith reasonable determination of the Board, undermines the confidence of the Board in Ms. Grossman’s fitness to continue in her position, and a failure to cure such breach upon receipt of notice;

•	a material breach by executive of any of the covenants made by executive in her employment agreement and a failure to cure such breach upon receipt of notice;

•	the continued failure to perform material duties required by the agreement upon receipt of notice; or

•	a knowing and material violation of any material company policy pertaining to ethics, wrongdoing or conflicts of interest and a failure to cure such breach upon receipt of notice.

In each case, Cause shall only be deemed to exist if it is determined in good faith by the vote of not less than 2/3 of the Board of Directors (excluding Ms. Grossman).
Under Ms. Grossman’s employment agreement, “Good Reason” means:

•	HSNi’s material breach of the agreement;

•
the material reduction in title, duties, reporting responsibilities or level of responsibilities, excluding any such reduction resulting from any disposition of assets so long as we retain the business relating to the HSN television network and website and acknowledging that the involvement of the Chairman of the Board in certain matters primarily related to public company reporting, significant corporate transactions, or other significant financial, legal and accounting matters, shall not constitute any such reduction provided that Ms. Grossman continues to have primary responsibility for the management of all operations and activities of the businesses of the company;

•	a material reduction in base salary or target bonus, or

•	a relocation of Ms. Grossman’s principal place of business by more than 50 miles from Saint Petersburg, Florida by HSNi.
Upon a termination of employment by the company for other than death, disability or Cause, a termination of employment by Ms. Grossman for Good Reason, or a Change of Control (as defined below), Ms. Grossman is entitled to accelerated vesting of certain, but not all, unvested awards outstanding as of that date.
Under Ms. Grossman’s employment agreement, “Change of Control” means:

•
The acquisition by any individual, entity or group, other than HSNi, of beneficial ownership of equity securities of HSNi representing more than 50% of the voting power of the then outstanding equity securities of HSNi entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

•
Individuals who, as of the effective date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date, whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of the Incumbent Directors at such time shall become an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

•
Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of HSNi, the purchase of assets or stock of another entity, or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) more than 50% of the resulting voting power shall reside in Outstanding Company Voting Securities retained by our shareholders in the Business Combination and/or voting securities received by such shareholders in the Business Combination on account of Outstanding Company Voting Securities, and (B) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were Incumbent Directors at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

•	Approval by our shareholders of a complete liquidation or dissolution of the company.
The amounts payable upon termination are all subject to the execution of a general release and compliance with confidentiality, non-compete, non-solicitation of employees and non-solicitation of customer covenants set forth in Ms. Grossman’s employment agreement. Cash payments in excess of $1,000,000 are subject to an offset by the amount of any current cash earnings earned by executive from other employment during the severance payment period.
Other NEO Arrangements
Effective November 23, 2009, we adopted a Named Executive Officer and Executive Vice President Severance Plan applicable to certain NEOs. The plan formalizes and standardizes our severance practices for our most senior executive officers and was adopted in lieu of issuing new employment agreements. The plan applies to all NEOs excluding Ms. Grossman, who has a severance arrangement pursuant to her employment agreement. Adoption of the plan was approved by the Compensation Committee. Capitalized terms not defined below have the meaning set forth in the severance plan.
Executives covered by the severance plan will generally be eligible to receive severance benefits in the event of a termination by the Company without Cause or by the executive for Good Reason. The severance benefits increase if the termination is within 12 months following a Change in Control.
Under the plan, in the event of a termination by HSNi without Cause (as defined below) or by the executive for Good Reason (as defined below) prior to a Change in Control (as defined below) or more than 12 months following a Change in Control, the severance benefits for the executive shall generally consist of the following:

•	continued payment of base salary for a period of 18 months following the date of such executive’s termination of employment; and

•	continuation of coverage under our health insurance plan for a period of 12 months following the date of such executive’s termination of employment.
Under the plan, or applicable award agreement, in the event of a termination by HSNi without Cause or by the executive for Good Reason, in each case within 12 months following a Change in Control, the severance benefits for the executive shall consist of the following:

•
payment of a lump sum amount equal to two times the sum of (i) the executive’s Base Salary, and (ii) the executive’s Target Bonus multiplied by a fraction, the numerator of which is the number of days from the first day of the year in which the termination occurs and ending on the last day of the Severance Period, and the denominator of which is the number of days in the year in which the termination occurs;

•	payment of a lump sum amount equal to medical coverage under our health insurance plan for a period of 18 months;

•	outplacement benefits in an amount not to exceed $20,000; and

•	immediate vesting of all of the executive’s outstanding awards.
Under this severance plan, “Cause” shall mean:

•	the willful or gross neglect by the executive of his or her employment duties;

•	the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by the executive;

•	a material breach by the executive of a fiduciary duty owed to us;

•	a material breach by executive of any non-disclosure, non-solicitation or non-competition obligation owed to us; or

•	a violation by the executive of any company policy pertaining to ethics, wrongdoing or conflicts of interest.

Under this severance plan, “Good Reason” shall mean, without the executive’s prior written consent:

•	a material reduction in the executive’s rate of annual base salary from the rate of annual base salary in effect for such executive;

•	a relocation of the executive’s principal place of business more than 50 miles further from the location of the principal place of business from which executive works; or

•	a material and demonstrable adverse change in the nature and scope of the executive’s duties.
In order to invoke a termination of employment for Good Reason, the executive must provide written notice to HSNi of the existence of one or more of the conditions described in the clauses above within 90 days following the executive’s knowledge of the initial existence of such condition or conditions, and HSNi shall have 30 days following receipt of such written notice during which it may remedy the condition.
Under this severance plan, a “Change in Control” shall mean any of the following events:

•
the acquisition by any individual, entity or group, other than HSNi, of beneficial ownership of equity securities of HSNi representing more than 50% of the voting power of the then outstanding equity securities of HSNi entitled to vote generally in the election of directors;

•	incumbent directors cease for any reason to constitute at least a majority of the Board;

•
consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of HSNi, the purchase of assets or stock of another entity, or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (i) more than 50% of the Resulting Voting Power shall reside in outstanding voting securities retained by our shareholders, and (ii) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were incumbent directors at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

•	approval by our shareholders of a complete liquidation or dissolution of HSNi.
The amounts payable upon termination are all subject to the execution of a general release and to compliance with confidentiality, non-compete, non-solicitation of employees and non-solicitation of customer covenants set forth in any agreement to which the Executive is a party. Salary continuation payments will generally be offset by the amount of any compensation earned by an executive from other employment during the severance payment period except after a Change in Control.

Estimated Post-Employment Compensation and Benefits
The following table describes the potential payments and benefits to which our NEOs would be entitled upon termination of employment. The amounts shown in the table assume that the termination or change in control was effective as of December 31, 2015. To the extent appropriate, the value of equity awards which could accelerate are included in the amounts described below. The price of HSNi common stock is based on the closing price on The NASDAQ Global Select Market on December 31, 2015 of $50.67. These amounts do not take into account equity grants made and contractual obligations entered into after December 31, 2015. The actual amounts to be paid out can only be determined at the time the event actually occurs.

Name and Benefit	Termination without Cause	Resignation for Good Reason	Change in Control		Termination w/o Cause or for Good Reason and Change in Control
Mindy Grossman
Cash Severance (salary)	$2,400,000	$2,400,000	$—		$2,400,000
STIP or Annual Cash Bonus	1,800,000	1,800,000	—		1,800,000
Performance Cash	—	—	—		1,667,511
Stock Options and SARs (vesting accelerated)	—	—	—		250,405
RSUs (vesting accelerated)	—	—	—		1,593,926
MSUs (vesting accelerated)	3,937,274	3,937,274	5,738,150		5,738,150
Health Benefits	37,539	37,539	—		37,539
Total Estimated Value	$8,174,813	$8,174,813	$5,738,150		$13,487,531
Judy A. Schmeling
Cash Severance (salary)	$1,092,000	$1,092,000	$—		$1,456,000
STIP or Annual Cash Bonus	—	—	—		1,640,992
Performance Cash	—	—	—		678,728
Stock Options and SARs (vesting accelerated)	—	—	—		50,082
RSUs (vesting accelerated)	—	—	—		520,280
Health Benefits	24,918	24,918	—		37,376
Outplacement Benefits	—	—	—		20,000
Total Estimated Value	$1,116,918	$1,116,918	$—	—	$4,403,458
William C. Brand
Cash Severance (salary)	$975,000	$975,000	$—		$1,300,000
STIP or Annual Cash Bonus	—	—	—		1,465,171
Performance Cash	—	—	—		505,615
Stock Options and SARs (vesting accelerated)	—	—	—		37,562
RSUs (vesting accelerated)	—	—	—		402,573
Health Benefits	16,919	16,919	—		25,379
Outplacement Benefits	—	—	—		20,000
Total Estimated Value	$991,919	$991,919	$—		$3,756,300
Jeffrey C. Kuster
Cash Severance (salary)	$900,000	$900,000	$—		$1,200,000
STIP or Annual Cash Bonus	—	—	—		1,352,466
Performance Cash	—	—	—		94,931
Stock Options and SARs (vesting accelerated)	—	—	—		—
RSUs (vesting accelerated)	—	—	—		495,451
Health Benefits	23,178	23,178	—		34,767
Outplacement Benefits	—	—	—		20,000
Total Estimated Value	$923,178	$923,178	$—		$3,197,615
Gregory J. Henchel
Cash Severance (salary)	$712,500	$712,500	$—		$950,000
STIP or Annual Cash Bonus	—	—	—		856,562
Performance Cash	—	—	—		323,398
Stock Options and SARs (vesting accelerated)	—	—	—		24,149
RSUs (vesting accelerated)	—	—	—		246,560
Health Benefits	16,919	16,919	—		25,379
Outplacement Benefits	—	—	—		20,000
Total Estimated Value	$729,419	$729,419	$—		$2,446,048

Executive Stock Ownership Guidelines
We believe that it is important that executive officers and directors have, and are recognized both internally and externally as having, long-term financial interests that are aligned with those of HSNi’s shareholders. Accordingly, while serving as an executive officer of HSNi, all such officers are expected to hold stock in HSNi equal in value to the lesser of (i) a fixed number of shares, and (ii) a multiple of his or her annual base salary, with ownership targets increasing with their level of responsibility. HSNi’s CEO is expected to hold stock equal in value to the lesser of five times annual base salary or 200,000 shares. All executive vice presidents are expected to hold stock equal in value to the lesser of three times annual base salary or 30,000 shares.
Executive officers have five years from the later of (i) the date they were first appointed as an executive officer of the Company, or (ii) the date the Board of Directors adopted these guidelines to attain the ownership threshold. The executive must retain at least the pro-rata portion of their guideline based upon the number of years the executive has been subject to the guideline (rounded down) subsequent to any proposed sale of HSNi equity securities. For example if an executive starts on June 1, 2015 and wishes to sell HSNi securities on July 1, 2016, the executive will have completed 1.1 years of the 5 year period provided for in the guideline. Therefore, the executive would need to hold at least 20% of their guideline in includable HSNi equity securities subsequent to such proposed sale.

Securities Authorized for Issuance under Equity Compensation Plans
The table below provides information pertaining to all compensation plans under which equity securities of our Company are authorized for issuance as of December 31, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)
Equity compensation plans approved by security holders for:
Employee equity compensation	2,684,509	46.51	2,807,980
Non-employee directors’ deferred compensation plan	22,555	—	75,281
Adjusted Awards under employee equity plan approved by IAC shareholders prior to the spin-off	40,330	14.32	—
Subtotal	2,747,394	45.80	2,883,261
Equity compensation plans not approved by security holders:	—	—	—
Total equity compensation plans	2,747,394		2,883,261

(1)	The calculation of the weighted average exercise price excludes RSUs that do not have an exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership of Officers and Directors
The following table sets forth information as of March 21, 2016, with respect to the beneficial ownership of our common stock by (i) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding common stock, (ii) each director and NEOs, and (iii) all of our executive officers and directors as a group. The percentages below are based on 52,283,118 shares of common stock outstanding on March 21, 2016. In each case, except as otherwise indicated in the footnotes to the table, the shares of common stock are owned directly by the named owners, with sole voting and dispositive power. Under the SEC rules, “beneficial ownership” for purposes of this table takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days of March 21, 2016 (such as by exercising vested stock options, RSUs or MSUs subject to vesting within 60 days).

Name and Address of Beneficial Owner	Shares	%
5% Beneficial Owners:
Liberty Interactive Corp. (1) 12300 Liberty Boulevard Englewood, CO 80112	20,016,167	38.3
Harris Associates L.P.(2) 111 S. Wacker Drive, Suite 4600 Chicago, IL 60606	3,245,999	6.2
Wellington Management Group LLP (3) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02110	2,951,353	5.6
Blackrock, Inc. (4) 55 East 52nd Street New York, NY 10055	2,816,963	5.4
Directors and NEOs:
William Costello (5)(6)(7)	35,881	*
James M. Follo (5)	23,053	*
Stephanie Kugelman (5)	2,023	*
Arthur C. Martinez (5)	35,509	*
Thomas J. McInerney (5)(6)	60,034	*
John B. (Jay) Morse, Jr (5)(7)	38,038	*
Matthew E. Rubel (5)	—	*
Ann Sarnoff (5)	—	*
Courtnee Ulrich (5)	—	*
Mindy Grossman (8)	770,250	1.5
Judy A. Schmeling (9)	146,716	*
William C. Brand (10)	150,675	*
Gregory J. Henchel (11)	61,488	*
Jeffrey C. Kuster (12)	8,392	*
All executive officers and directors as a group (15 persons)	1,345,866	2.6

*	The percentage of shares beneficially owned does not exceed 1%

(1)
Reflects shares beneficially owned by Liberty Interactive Corp. as of September 4, 2013 based on Schedule 13D/A filed with the SEC on September 11, 2013 which indicates that Liberty, whose principal business is owning a broad range of electronic retailing, media, communications and entertainment businesses and investments, has sole voting and dispositive power with respect to such shares.

(2)
Reflects shares beneficially owned by Harris Associates L.P. (“Harris”) as of December 31, 2015 based on Schedule 13G filed with the SEC on February 10, 2016 which indicates that by reason of advisory and other relationships with the person who owns the shares, Harris may be deemed to be the beneficial owner of 3,245,999 shares of the Company’s stock. Harris has been granted the power to vote the shares in circumstances it determines to be appropriate in connection with assisting its advised clients to whom it renders financial advice in the ordinary course of business, by either providing information or advice to the persons having such power, or by exercising the power to vote.

(3)
Reflects shares beneficially owned by Wellington Management Group LLP and certain related entities (collectively, “Wellington”) as of December 31, 2015 based on Schedule 13G filed with the SEC on February 11, 2016. According to its Schedule 13G, Wellington reported having shared voting power over 1,997,675 shares and shared dispositive power over 2,951,353 shares.

(4)
Reflects shares beneficially owned by Blackrock, Inc. as of December 31, 2015 based on Schedule 13G filed with the SEC on February 9, 2016. According to its Schedule 13G, BlackRock, Inc. reported having sole voting power over 2,741,568 shares and sole dispositive power over 2,816,963 shares.

(5)
Does not include Deferred Stock Units or DSUs credited to non-employee Directors. As of March 21, 2016, the following Directors had the indicated number of DSUs credited to their account: Mr. Costello—13,103; Mr. Follo—13,103, Ms. Kugelman—13,103, Mr. Martinez—32,382, Mr. McInerney—13,103 Mr. Morse—13,103, Mr. Rubel—5,936, Ms. Sarnoff—8,167 and Ms. Ulrich—5,958. DSUs will be paid out in an equivalent number of shares of HSNi common stock six months after their service on the Board is complete.

(6) Messrs. McInerney and Costello maintain margin securities accounts at brokerage firms, and the positions held in such margin accounts, which may from time to time include shares of the Company's common stock, are pledged as collateral security for the repayment of debit balances, if any, in the accounts. At March 21, 2016, Messrs. McInerney and Costello held 57,978 and 12,905 shares of common stock in such accounts, respectively.

(7)
Does not include units credited to non-employee Director’s accounts under the Deferred Compensation Plan for Non-Management Directors. As of March 21, 2016, Mr. Costello had 17,303 and Mr. Morse had 5,250 units credited to their account under the plan. At the end of the deferral period, the units will be paid out in an equivalent number of shares of HSNi common stock.

(8)
Includes (i) 278,386 shares represented by an equal number of SARs which are currently exercisable or exercisable on or before May 20, 2016, (ii) 372,774 shares represented by options which are currently exercisable or exercisable on or before May 20, 2016, (ii) 93,573 shares held directly, (iii) 517 shares held by a family member sharing the same household and (iv) 25,000 shares that Ms. Grossman has pledged as collateral to secure a loan.

(9)	Includes (i) 97,755 shares represented by an equal number of SARs which are currently exercisable or exercisable on or before May 20, 2016 and (ii) 48,961 shares held directly.

(10)
Includes (i) 105,924 shares represented by an equal number of SARs which are currently exercisable or exercisable on or before May 20, 2016, (ii) 12,035 shares represented by options which are currently exercisable or exercisable on or before May 20, 2016 and (ii) 32,716 shares of HSNi held directly.

(11)	Includes (i) 42,169 shares represented by an equal number of SARs which are currently exercisable or exercisable on or before May 20, 2016, and (ii) 19,319 shares held directly.

(12)	Includes (i) 7,032 shares represented by an equal number of SARs which are currently exercisable or exercisable on or before May 20, 2016, and (ii) 1,360 shares held directly.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to comply therewith during the fiscal year ended December 31, 2015. We believe that during the fiscal year ended December 31, 2015, our directors, executive officers, and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements, except Mr. Costello filed one Form 4 late. In making this statement, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors and executive officers that no Form 5s were required to be filed under applicable SEC rules.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Review and Approval of Related Person Transactions
We have adopted a written policy governing the review and approval of related person transactions. Consistent with applicable law and listing standards, the terms “related person” and “transaction” are determined by reference to Item 404(a) of Regulation S-K under the Securities Act. In accordance with the policy, management is required to determine whether any proposed transaction, arrangement or relationship with a related person falls within the definition of “transaction,” and if so, submit the transaction to the Audit Committee for approval. The Audit Committee, in considering whether to approve related person transactions, considers all facts and circumstances that it deems relevant.

Relationship Between HSNi and Liberty
Spinco Agreement
In connection with the spin-off, pursuant to a Spinco Assignment and Assumption Agreement, dated as of August 20, 2008, among HSNi, IAC, Liberty Interactive Corporation (formerly known as Liberty Media Corporation, “Liberty”) and a subsidiary of Liberty that held shares of IAC common stock and IAC Class B common stock (together with Liberty, the “Liberty Parties”), HSNi (i) assumed from IAC all rights and obligations providing for post-spin-off governance and other arrangements at HSNi under the Spinco Agreement, dated May 13, 2008, among IAC, Liberty and affiliates of Liberty that held shares of IAC common stock and/or Class B common stock at the time such Spinco Agreement was entered into, and (ii) as required by the Spinco Agreement, entered into a registration rights agreement with the Liberty Parties. Following is a summary of the material provisions of each of these agreements that remain in effect.
Representation of Liberty on the Board of Directors
The Spinco Agreement generally provides that so long as Liberty beneficially owns securities of HSNi representing at least 20% of the total voting power of HSNi’s equity securities, Liberty has the right to nominate up to 20% of the directors serving on the Board of Directors (rounded up to the nearest whole number). Any individual nominated by Liberty must be reasonably acceptable to a majority of the directors on HSNi’s Board who were not nominated by Liberty. All but one of Liberty’s nominees serving on the Board of Directors must qualify as “independent” under applicable stock exchange rules. In addition, the Governance Committee of the Board may include only “Qualified Directors,” namely directors other than any who were nominated by Liberty, are officers or employees of HSNi or were not nominated by the Governance Committee in connection with their initial election to the Board and for whose election any Liberty Party voted shares.
Acquisition Restrictions
The Liberty Parties have agreed not to acquire beneficial ownership of any equity securities of HSNi (with specified exceptions) unless:

•	the acquisition was approved by a majority of the Qualified Directors;

•	the acquisition is permitted under the provisions described in “Competing Offers” below; or

•	after giving effect to the acquisition, Liberty’s ownership percentage of the equity securities of HSNi, based on voting power, would not exceed the Applicable Percentage.
The “Applicable Percentage” is Liberty’s ownership percentage upon the spin-off of HSNi, based on voting power plus 5%, but in no event more than 35%. Notwithstanding the foregoing, Liberty’s beneficial ownership may increase (and has increased) above the Applicable Percentage as a result of HSNi’s share repurchase program. Following the spin-off, the Applicable Percentage for the Spinco is reduced for specified transfers of equity securities of the Spinco by the Liberty Parties.
Transfer Restrictions
Unless a majority of the Qualified Directors consent, the Spinco Agreement prohibits transfers by the Liberty Parties of any equity securities of HSNi to any person except for certain transfers, including:

•	transfers under Rule 144 under the Securities Act (or, if Rule 144 is not applicable, in “broker transactions”);

•	transfers pursuant to a third party tender or exchange offer or in connection with any merger or other business combination, which merger or business combination has been approved by HSNi;

•
transfers in a public offering in a manner designed to result in a wide distribution, provided that no such transfer is made, to the knowledge of the Liberty Parties, to any person whose ownership percentage (based on voting power) of HSNi’s equity securities, giving effect to the transfer, would exceed 15%;

•
a transfer of all of the equity securities of HSNi beneficially owned by the Liberty Parties and their affiliates in a single transaction if the transferee’s ownership percentage (based on voting power), after giving effect to the transfer, would not exceed the Applicable Percentage and only if the transferee assumes all of the rights and obligations (subject to limited exceptions) of the Liberty Parties under the Spinco Agreement;

•
specified transfers in connection with changes in the beneficial ownership of the ultimate parent company of a Liberty Party or a distribution of the equity interests of a Liberty Party or certain similar events; and

•	specified transfers relating to certain hedging transactions or stock lending transactions in respect of the Liberty Parties’ equity securities in HSNi, subject to specified restrictions.

Competing Offers
During the period when Liberty has the right to nominate directors to the Board, if the Board determines to pursue certain types of transactions on a negotiated basis (either through an “auction” or with a single bidder), Liberty is granted certain rights to compete with the bidder or bidders, including the right to receive certain notices and information, subject to specified conditions and limitations. In connection with any such transaction that HSNi is negotiating with a single bidder, the Board must consider any offer for a transaction made in good faith by Liberty but is not obligated to accept any such offer or to enter into negotiations with Liberty.
If a third party (x) commences a tender or exchange offer for at least 35% of the capital stock of HSNi other than pursuant to an agreement with HSNi or (y) publicly discloses that its ownership percentage (based on voting power) exceeds 20% and the Board fails to take certain actions to block such third party from acquiring an ownership percentage of HSNi (based on voting power) exceeding the Applicable Percentage, the Liberty Parties generally will be relieved of the obligations described under “Acquisition Restrictions” above to the extent reasonably necessary to permit Liberty to commence and consummate a competing offer. If Liberty’s ownership percentage (based on voting power) as a result of the consummation of a competing offer in response to a tender or exchange offer described in (x) above exceeds 50%, any consent or approval requirements of the Qualified Directors in the Spinco Agreement will be terminated, and, following the later of the second anniversary of the spin-off and the date that Liberty’s ownership percentage (based on voting power) exceeds 50%, the obligations described under “Acquisition Restrictions” will be terminated.
Other
Amendments to the Spinco Agreement and determinations required to be made thereunder (including approval of transactions between a Liberty Party and HSNi that would be reportable under the proxy rules) require the approval of the Qualified Directors.
Registration Rights Agreement
Under the registration rights agreement, the Liberty Parties and their permitted transferees (the “Holders”) will be entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the shares of HSNi common stock received by the Liberty Parties as a result of the spin-off and other shares of HSNi common stock acquired by the Liberty Parties consistent with the Spinco Agreement (collectively, the “Registrable Shares”). The Holders will be permitted to exercise their registration rights in connection with certain hedging transactions that they may enter into in respect of the Registrable Shares.
HSNi will be obligated to indemnify the Holders, and each selling Holder will be obligated to indemnify HSNi, against specified liabilities in connection with misstatements or omissions in any registration statement.
ANNUAL REPORTS AND OTHER MATERIALS
Upon written request to the Corporate Secretary, c/o HSN, Inc., 1 HSN Drive, St. Petersburg, Florida 33729, Attention: Legal Department, we will provide without charge to each person solicited an additional copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules filed therewith. Copies are also available on our website, www.hsni.com. We will furnish requesting shareholders with any exhibit not contained in its Annual Report upon written request without charge.
Our code of business conduct and ethics, which applies to all employees (including executive officers) and directors is posted on our website at www.hsni.com. The code of business conduct and ethics is intended to comply with applicable laws and listing requirements. Any waivers to the code of business conduct and ethics for our executive officers and directors will also be disclosed on our website. We will furnish requesting shareholders with a copy of our code of business conduct and ethics upon written request without charge.
PROPOSALS BY SHAREHOLDERS FOR THE 2017 ANNUAL MEETING
Shareholders who intend to have a proposal considered for inclusion in HSN, Inc. proxy materials for presentation at the 2017 Annual Meeting of shareholders must submit the proposal to us at our corporate headquarters no later than 5:00 p.m., Eastern Time, December 5, 2016 which proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Shareholders who intend to present a proposal at the 2017 Annual Meeting of shareholders without inclusion of the proposal in our proxy materials are required to provide notice of such proposal to HSN, Inc. no earlier than January 19, 2017 and no later than 5:00 p.m., Eastern Time, February 18, 2017 in accordance with the provisions of our By-Laws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 18, 2016.
The Proxy Statement and Annual Report to Shareholders are available at:

•	http://www.envisionreports.com/hsni; and

•	HSNi’s investor relations website at www.hsni.com.
YOUR VOTE IS VERY IMPORTANT. THE BOARD ENCOURAGES YOU TO MARK,
DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED
POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

HSN, INC.

IMPORTANT ANNUAL MEETING INFORMATION		Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Eastern Daylight Saving Time, on May 17, 2016.
Vote by Internet
• Go to www.envisionreports.com/HSNI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card
▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	01 - William Costello	02 - James M. Follo	03 - Mindy Grossman
	04 - Stephanie Kugelman	05 - Arthur C. Martinez	06 - Thomas J. Mclnerney
	07 - Matthew E. Rubel	08 - Ann Sarnoff	09 - Courtnee Chun Ulrich

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐	3. To consider and act upon any other business that may properly come before the meeting or any adjournment thereof.

B	Non-Voting Items

Change of Address	— Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — HSN, Inc.

Notice of 2016 Annual Meeting of Shareholders
1 HSN Drive, St. Petersburg, FL 33729
Proxy Solicited by Board of Directors for Annual Meeting — May 18, 2016, at 10:00 a.m Eastern Daylight Saving Time
Mindy Grossman and Judy A. Schmeling, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of HSN, Inc. to be held on May 18, 2016 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, and FOR Proposal 2.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted upon appear on reverse side.)